UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

OMNITEK ENGINEERING CORP.

(Exact name of registrant as specified in its charter)

California	33-0984450
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1945 S. Rancho Santa Fe Road, San Marcos, California	92078
(Address of principal executive offices)	(Zip Code)

760-591-0089

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, No Par Value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

i

OMNITEK ENGINEERING CORP.

ii

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 with the United States Securities and Exchange Commission (the “SEC” or “Commission”) to register our common stock, no par value per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a Small Reporting Company, as such term is defined by 17 CFR §§ 229.10(f)(1), the source of disclosure requirements for “small reporting companies” filings under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act.

Upon effectiveness of this registration statement, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” means Omnitek Engineering Corp.

FORWARD-LOOKING STATEMENTS

This registration statement contains statements that constitute “forward-looking statements.” These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology like “believes,” “anticipates,” “expects,” “estimates,” “envisions” or similar terms. These statements appear in a number of places in this registration statement and include statements regarding our intent, belief or current expectations and those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, and (iii) our financing plans. You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that could adversely affect actual results and performance include, among others, the effect of inflation and other negative economic trends and developments on the business of our customers and other barriers, government regulation and competition. All forward-looking statements attributable to us are expressly qualified in their entirety by this foregoing cautionary statement.

iii

Item 1. Description of Business.

Business Development

Omnitek Engineering, Corp., a California Corporation, began operations on October 10, 2001, and was a spin-off from Nology Engineering, Inc., a manufacturer in the automotive aftermarket parts industry and the developer/manufacturer of the patented “HotWires” spark plug wires. We currently conduct our business activities at our offices at 1945 S. Rancho Santa Fe Road, San Marcos, California, 92078, which consists of approximately 10,000 square feet of industrial space.

On November 3, 2006, Omnitek acquired Pensare, Inc., via the merger of Pensare with and into Omnitek, which included related technology and a customer list in exchange for the issuance of 300,000 shares of the Company’s common stock. Omnitek continued as the surviving corporation and separate existence of Pensare ceased. The acquired technology is used on new engines and diesel-to-natural gas conversions. The Company has never filed for bankruptcy and has never been subject to receivership or similar proceedings.

Omnitek’s common stock is currently trading on the Pinksheets under the symbol OMTK. Omnitek’s common stock was previously trading on the OTCQX and on May 3, 2010, the OTCQX notified the Company that it had fallen below the financial listing standard and was moved to the Pink Sheets on May 28, 2010.

The selected financial data presented below provides a summary of Omnitek’s “Selected Statement of Operations Data” and “Selected Balance Sheet Data,” for and as of the end of the most recent fiscal year ended Decembers 31, 2009 (audited) and the quarter ended March 31, 2010 (unaudited). The data set forth below should be read in conjunction with the financial statements, related notes and other financial information included herein.

Selected Statement of Operations Data:	Year Ended December 31, 2009 (Audited)	Period Ended March 31, 2010 (Unaudited)
Revenue	$1,325,757	$417,242

Net Income (Loss)	$(1,357,695)	$(525,136)

Basic Loss Per Share	$(0.08)	$(0.03)

Selected Balance Sheet Data:	Year Ended December 31, 2009 (Audited)	Period Ended March 31, 2010 (Unaudited)
Current Assets	$1,375,311	$1,369,187

Fixed Assets	$11,727	$8,626

Other Assets	$161,003	$141,123

Total Assets	$1,548,041	$1,518,936

Total Current Liabilities	$677,467	$781,397

Total Stockholders’ Equity	$870,565	$737,539

Business of Issuer

Omnitek is in the alternative fuels engines industry. Omnitek develops and supplies new natural gas engines, advanced engine management systems for gaseous fuels, and is the manufacturer of a proprietary technology used to convert old or new diesel engines to operate on natural gas or propane. Omnitek products are available for both stationary applications (generator sets) and the global truck and bus markets, including light commercial vehicles, minibuses, heavy trucks and municipal buses.

As the price of crude oil remains high and the threat of global warming and air pollution remain a public concern, the search for cheaper cleaner burning alternative fuels has become more important. Natural gas has emerged as one solution to these challenges. Readily available in many countries from indigenous sources, natural gas is relatively inexpensive and clean burning when compared to gasoline or diesel. On average compressed natural gas is 40% - 70% less than the cost of diesel per similar unit volume. Omnitek has developed a system to convert any existing diesel engine to an engine that will operate on natural gas at a cost lower than that required to purchase a new natural gas engine. The cost to convert a diesel engine to operate on natural gas using our conversion kit is between $7,000 to $14,000 depending on the size and power requirements of the engine. To the Company’s knowledge the only natural gas engine currently available from an OEM manufacturer in the United States is the 8.9 liter Cummins engine model ISL which costs in excess of $60,000. When local emission standards, or other conditions, require the use of a new engine, Omnitek can deliver complete new natural gas engines as well.

(1)

Principal Products or Services.

Omnitek sells three main products at this time.

•

A conversion kit for converting a rich-burn natural gas engine to a lean-burn natural gas engine;

•

A conversion kit for converting a diesel engine to run on natural gas; and

•

New complete natural gas engines.

Conversion Kits (Rich-to-Lean Burn Natural Gas) - Omnitek offers conversion kits which convert rich burning natural gas engines to lean burning natural gas engines. The terms “rich-burn” and “lean-burn” refer to the air-to-fuel ratio under which an engine is operating. An engine which is operating under rich-burn conditions uses more fuel and is more polluting than an engine tuned to lean-burn. Therefore it is desirable to tune an engine to lean-burn, which supplies less fuel to the engine and reduces emissions.

 Omnitek conversion kits are currently being used to convert rich-burn agricultural irrigation engines to lean-burn engines in the central valley of California. These conversions are being made by Omnitek Stationary Inc., an unaffiliated corporation, pursuant to an Exclusive Representation Agreement, a copy of which is attached hereto and incorporated herein. There are many such engines in the region which are currently not meeting emission standards and need to be replaced or converted. (http://www.arb.ca.gov/diesel/ag/documents/facts0107ag.pdf) The project in the central valley deals specifically with stationary engines that are used either to pump water or to generate electricity. A portion of these engines are Cummings GTA5.9, GTA8.3 and GTA855 natural gas engines in a rich-burn configuration, for which we have an ignition and fuel management system to convert them to lean-burn. The Company is not aware of any other company providing a similar conversion product to convert a rich-burn natural gas engine to lean-burn, however, we understand that such kit could be developed by a competitor and there are no guarantees that the owners of engines seeking such conversion kits will use Omnitek kits to convert their engines. The only other technology of which the Company is aware of to bring the engines into emissions compliance requires the use of catalytic converters and rich-burn tuning. The catalytic converter lowers the emissions, but does not improve efficiency or lower fuel use.

Conversion Kits (Diesel-to-Natural Gas) - Omnitek offers a solution to convert any diesel engine to operate on natural gas. This diesel-to-natural gas conversion kit is the primary product offered by Omnitek. This product is packaged in kit form and is offered in two basic variations. One is designed to work on engines with turbocharger and the other is designed to work on engines without turbocharger. Both kits are made up of over 20 individual components. In addition to the Conversion Kits, Omnitek also sells the individual component replacement parts for the conversion kits. The high-pressure natural gas filter is our top selling replacement part.

The key to our technology is an electronic control unit which senses engine parameters in real time and instantly adjusts to deliver the correct amount of fuel and the correct ignition timing.

Omnitek does not perform installation of the conversion kits directly, but rather trains dealers and sub-dealers around the world to perform the conversions using the Omnitek Conversion Kits. It takes four to five days to train a dealer or sub-dealer to perform the conversion. Approximately ten dealers and sub-dealers have received training. Training sessions in the Company’s facilities cost approximately $500 each, training sessions in other Countries costs between $2,000 and $4000 each.

Any diesel engine can be converted by using one of our conversion kits, however, there is no assurance that diesel vehicle owners will elect to convert their diesel engines to operate on natural gas. Additionally, while the Company is not aware of any other complete conversion kits being manufactured at this time, one could be developed by a competitor and there are no guarantees that the owners of the engines would choose the Omnitek kit to convert their engines.

New Natural Gas Engines - Under certain conditions it is not cost effective, or technologically feasible, to convert a diesel engine to operate on natural gas. Also there are times when local emission standards may dictate the use of highly sophisticated technology that cannot be easily retrofitted to an older engine. Under those conditions Omnitek can deliver new purpose built natural gas engines.

(2)

Markets.

The Company has the ability to sell and deliver its products anywhere in the world through Omnitek distributors, engine manufacturers, system integrators, fleet operators, engine conversion companies and directly to its end-users. The Company's conversion kits are currently being used to convert heavy-duty diesel engines to operate on natural gas and to date Omnitek has sold 800 such kits to India, 1700 to Thailand, 1600 to Myanmar, 400 to Bangladesh, 50 to Egypt, and approximately 300 more to USA, Malaysia, China and Peru combined. We currently have two Omnitek natural gas engines operating in Peru, eight in Thailand, and an additional ten in China. The Company’s sales in these markets are all prepaid purchase order driven sales, and as such there are no ongoing written agreements in place. The Company's diesel-to-natural gas conversion technology has been successfully adapted to work with many different engine designs, and can meet both current and future emissions standards.

The majority of our markets can best be divided into two groups:

1. Countries not requiring compliance with emissions standards, or no standards are in place (therefore emissions certification is not necessary - shorter time to market); or,

2. Countries that require compliance with emissions standards (emissions certification is necessary - longer time to market and costly).

Our primary market to date has been those Countries not requiring compliance with emissions standards, or where there are no standards in place.

Additionally, within both of those two market groups above we can further segregate the marketplace into the following categories:

1.

Countries that have to import diesel (crude oil) and natural gas; or,

2.

Countries that have to import diesel (crude oil), but have their own supply of natural gas.

The governments of many countries with natural gas supplies mandate that businesses and government vehicles convert to use their domestic fuel supply. Probably the most widely known example of a mandate in the natural gas vehicle industry is the public bus system in Delhi, India, which is required to use compressed natural gas. This has resulted in more than 10,000 compressed natural gas buses on Delhi's roads and has been credited with making significant improvements to Delhi's air quality. The mandates in force in India are unusual, in the sense that they have been imposed by the Supreme Court of India, rather than as a result of Government policy. The Supreme Court decision arose from civil suits brought in relation to the right of citizens to breathe clean air. (http://www.iangv.org/policy.html)

Some governments offer incentives to convert the fleets currently running on diesel. In February 2006, the President of Peru made a declaration that affirmed relaxed financing laws to allow for easier access to conversion finance in relation to natural gas vehicles. (http://www.ngvglobal.com/peruvian-policy-favors-ngvs-0207)

Omnitek is currently focusing primarily on countries not requiring compliance with emissions standards and secondarily on countries requiring compliance with emissions standards. The designing and development of our primary products for sale in these markets is complete and no further expenditures in this regard are expected. When a customer asks to have a conversion kit developed for a specific engine, we are compensated in advance to do this. Regular and ongoing updates to our conversion kits and the component parts are paid for through cash flow. On average, we receive two requests a year to assist in the development of an engine for a customer. However, at this time we do not have any agreements in place to develop any new natural gas engines for a specific customer.

We do not anticipate selling our conversion kits in North America for use in the emissions controlled markets where EPA approval is required.

When contacted we approach this issue of “converting or replacing” high-polluting diesel engines by offering two main options, which in large part are influenced by the level of technological capabilities within the country and financial feasibility.

The first option has us working with local companies in an effort to convert diesel engines to natural gas, or in the alternative we can supply new dedicated natural gas engines as a second option.

To achieve the conversions Omnitek will supply engineering support to rebuild the engines locally to our specifications. This offers an economic benefit to the local economy by keeping the rebuild work in the community. The engines are then equipped with our CNG fuel system, allowing for the engines to be tuned to meet any emission standard.

In the second scenario, Omnitek will supply a complete, low-polluting, alternative fuel engine in either a 4 or 6 cylinder configuration. This may be the better option when the existing engines are based on old and outdated technology or when strict emissions standards are in place.

(3)

Distribution Methods of the Products or Services.

The Company currently has distributors in over 12 Countries which market and distribute its products. The Company is continuously seeking additional global distribution partners to expand its distribution network. The Company currently competes against other companies, both domestic and foreign, with greater resources, more established distribution channels and other competitive advantages, and the success of these competitors may harm our ability to generate revenues, please see the section entitled “Competition” at item 5 below and also the Risk Factors below.

Exclusive Representation Agreement. Omnitek enters into exclusive representation agreements with its distributors from time to time. It recently entered into one such relationship with Omnitek Stationary, Inc., a Texas corporation whereby the Company will be the exclusive supplier of technology to Omnitek Stationary who will service the Agricultural Irrigation Engine market and various power and utility companies. See below in Item 8 - Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.

Internet. All of our product offerings are available online at our website, www.omnitekcorp.com, as well as information regarding new product introductions and company news.

(4)

Status of any publicly announced new product or service.

On January 11, 2010 Omnitek received international certification for its high-pressure compressed natural gas filter based on tests conducted by an independent agency and standards sanctioned by the United Nations Economic Commission for Europe, specifically UN-ECE-110R. India-based Tata Motors is utilizing the Company’s compressed natural gas filter as an original equipment (OE) part on its natural gas vehicle line which they obtain from us via purchase order. There is no other agreement between the Company and Tata Motors, these filters are made to order and paid for in full prior to shipping. The manufacturing of the filters is financed through cashflow and does not put a strain on the Company’s finances.

The San Joaquin Valley Air Pollution Control District (http://www.valleyair.org/) has approved the Companies rich-burn to lean-burn natural gas conversion kit for application in the Air Districts territory, which is made up of eight counties in California’s Central Valley: San Joaquin, Stanislaus, Merced, Madera, Fresno, Kings, Tulare and the San Joaquin Valley Air Basin portion of Kern. As stated above, these conversion are being made by Omnitek Stationary Inc., an unaffiliated corporation pursuant to Exclusive Representation Agreement,

(5)

Competitive business conditions and the Company’s competitive position in the industry and methods of competition.

The Company believes that the products it has developed have many important advantages over the products of its competition, some of which are performance, ease of use and lower cost. Omnitek competes in only a small segment of the transportation and energy arena. Most of the multinational corporations do not offer a complete solution for the market the Company services. Omnitek believes that competition in these areas is principally based on the quality of the product in terms of performance, reliability, service, deliverability, and price. Because of the Company’s limited financial resources, Omnitek is at a competitive disadvantage with most other suppliers of competitive products and services.

Competition pertaining to Complete Kits for Conversion from Diesel-to-Natural Gas.

Diesel engines come in all sizes and can be divided into two types, (i) those with a turbocharger and (ii) those without a turbocharger. Engines without a turbocharger can use a simple reducer/mixer system and engines with a turbocharger must use electronic fuel injection. Several companies offer individual components that can be used on such engines, but these companies are not offering “complete kits.”

As of today, no direct competitors to the Omnitek’s Diesel-to-Natural Gas Conversion Technology for heavy-duty engines have emerged. Suppliers like Fuel Systems Solutions, Bosch and Keihin supply mainly original equipment engine manufacturers and do not offer systems to convert diesel engines. The Company’s system can be programmed by the end user and can be used to convert gasoline or diesel engines to operate on natural gas.

There are numerous companies, such as BRC, Landirenzo, Tartarini, OMVL, Tomasetto, supplying natural gas components for use on cars and small trucks. These technologies have been on the market for many years and millions of vehicles have been converted worldwide using these technologies. However, this technology is not suitable for heavy duty engines, and is not in direct competition with Omnitek’s technology. At this time Omnitek is not planning to compete in the small engine market.

Competition pertaining to New Natural Gas Engines.

Under certain conditions it is not cost effective, or technologically feasible to convert a diesel engine to operate on natural gas. Emission standards sometimes dictate the use of highly sophisticated technology that cannot be easily retrofit onto an engine. Under those situations, Omnitek offers purpose built new alternative fuel engines which can be used in cars, trucks, generators and other stationary industrial engines. Omnitek can supply complete alternative fuel engines in 4 and 6 cylinder configurations and with up to 280 horsepower. These dedicated alternative fuel engines can be configured to meet all current Emissions Standards.

The Company believes that additional competitors will emerge as this market matures.

(6)

Sources and availability of raw materials and the names of the Principal Suppliers.

The Company does not utilize any specialized raw materials. All necessary required materials, if any, are readily available. We rely on nonaffiliated suppliers for various standard and customized components and on manufacturers of assemblies that are incorporated into our products. We do not have long-term supply or manufacturing agreements with suppliers and manufacturers. In some instances alternative sources may be limited. If these suppliers or manufacturers experience financial, operational, manufacturing capacity, or quality assurance difficulties, or cease production and sale of such products, or if there is any other disruption in our relationships with these suppliers or manufacturers, we will be required to locate alternative sources of supply. Our inability to obtain sufficient quantities of these components, if and as required in the future, may subject us to:

•

delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;

•

increased component prices and supply delays as we establish alternative suppliers; inability to develop alternative sources for product components;

•

required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and,

•

increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

(7)

Dependence on one or few major customers.

The Company believes that the diversity of the product line offered alleviates the dependence on any customer. Through a widespread use of the Company's product line, the Company is striving to develop a wide base of customers. However, currently six customers accounted for approximately 63% of the Company’s revenues for the year ended December 31, 2009.

(8)

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration.

The Company holds the following Patents and Trademarks:

US Patents:

REG NO.	TITLE	REG. DATE	JURISDICTION
6,374,816	Apparatus and Method for Combustion Initiation	4/23/2002	United States
6,615,810CIP	Apparatus and Method for Combustion Initiation		United States
7,019,626	Multi-fuel Engine Conversion System and Method	3/28/2006	United States
7,426,920	Fuel Mixer Apparatus and Method	9/23/2008	United States

Trademarks:

MARK	REG. NO	CLASS	REG. DATE	OWNER	JURISDICTION
Omnitek	2811269	40	2/3/2004	Omnitek Engineering Corp.	United States

The protection of proprietary rights relating to the Company's products and expertise is critical for the Company's business. The Company intends to file additional patent applications for each product as it is developed to protect technology and improvements that are considered important to the development of its business. The Company also intends to rely upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

Although the Company intends to seek patent protection for its proprietary technology and products in the United States and in foreign countries, the patent positions of products such as the Company’s, are generally uncertain and involve complex legal and factual questions. Consequently, the Company does not know whether any of the patent applications that it has and will consider filing will result in the issuance of any patents, or whether they will be circumvented or invalidated. There can be no assurance that all United States patents that may pose a risk of infringement can or will be identified. Additionally, the Company has not sought to identify foreign patent applications that might affect existing patent applications currently on file with the Unites States Patent and Trademark Office. If the Company is unable to obtain licenses where it may have infringed on other patents, it could encounter delays in product market introductions while it attempts to design around such intellectual property rights, or could find that the development, manufacture or sale of products requiring such licenses could be prevented. In addition, the Company could incur substantial costs in defending suits brought against it on such intellectual property rights or prosecuting suits, which the Company brings against other parties to protect its intellectual property rights. Competitors or potential competitors may have filed applications for, or have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes competitive with those of the Company. See “Competitors.”

The Company intends to rely upon certain patented and unpatented trade secrets for a significant part of its intellectual property rights, and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented trade secrets. The Company intends to require each of its employees, consultants and advisors to execute confidentiality agreements either upon the commencement of an employment or consulting relationship with the Company or at a later time. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

The Company does not believe that any of its products or other proprietary rights infringe upon the rights of third parties. However, it cannot assure that others may not assert infringement claims against the Company in the future and recognize that any such assertion may require the Company to incur legal and other defense costs, enter into compromise royalty arrangements, or terminate the use of some technologies. Further, the Company may be required to incur legal and other costs to protect its proprietary rights against infringement by third parties.

Licenses and Royalty Agreements

The Company has not entered into any license and royalty agreements which result in royalty payments

Other Agreements

The Company has entered into the following agreements:

Omnitek Stationary Agreement - On February 23, 2010, Omnitek Engineering Corporation appointed Omnitek Stationary, Inc., a Texas corporation as its exclusive distributor and installer of conversion technology for irrigation engines and other select applications, and received an initial order for 40 conversion systems. Omnitek Engineering Corp. acquired a 5% minority ownership position in Omnitek Stationary, Inc. in exchange for granting a license to use the trademarked Omnitek name and logo, but is not involved in any day to day operations. Attached hereto and incorporated herein is a copy of the Exclusive Representation Agreement by and between Omnitek Stationary, Inc. and the Company.

Omnitek Peru - On August 5, 2009, Omnitek Engineering Corporation and Omnitek Peru entered into an agreement under which Omnitek Peru is to be the exclusive representative of Omnitek products in Peru. Omnitek Peru was formed to convert diesel engines to operate on natural gas, as well as provide services to re-power diesel trucks and buses utilizing Omnitek's natural gas engines. Omnitek Peru S.A.C. based in Lima, Peru, has plans to expand to other locations throughout the country. Omnitek Engineering Corp., received a 20% ownership in Omnitek Peru in exchange for granting a license to use the trademarked Omnitek name and logo, but is not involved in any day to day operations. Attached hereto and incorporated herein is a copy of the Exclusive Representation Agreement signed by and between Omnitek Peru SAC and the Company.

Omnitek Thailand - On December 21, 2007, Omnitek Engineering Corporation and Omnitek Thailand entered into a joint venture agreement, which has since been amended and converted into a distribution agreement under which Omnitek Thailand is as distributor and installer of diesel-to-natural gas conversion technology in Thailand. Omnitek Engineering Corp. received a 15% minority ownership interest in Omnitek Thailand in exchange for granting a license to use the trademarked Omnitek name and logo and ongoing technical support from Omnitek Engineering Corp., but is not involved in any day to day operations. Attached hereto and incorporated herein is a copy of the Exclusive Representation Agreement by and between Omnitek Engineering Thailand Co. Ltd. and the Company.

(9)

Need of any governmental approval of principal products or services.

The Company's products are presently sold to commercial users. The Company’s technology as applied in the United States is subject to approval from the US Environmental Protection Agency (“EPA”) as well as state agencies such as the California Air Resources Board (“CARB”). As such, the Company currently does limited business in the United States. It is the intent of the Company to seek approval of any and all products with the appropriate governmental agencies if and when the costs justify the benefits which the Company will inure from such approval.

(10)

Effect of existing or probable governmental regulations on the business.

The Company’s technology as applied in the United States is subject to approval from the US Environmental Protection Agency (“EPA”) as well as state agencies such as the California Air Resources Board (“CARB”). As such, the Company currently does limited business in the United States.

The Company has voluntarily filed this Registration Statement on Form 10 in order to register its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934. Upon the effectiveness of this Registration Statement, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g). We will also be subject to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which regulates proxy solicitations. Section 14(a) requires all companies with securities registered pursuant to Section 12(g) thereof to comply with the rules and regulations of the Commission regarding proxy solicitations, as outlined in Regulation 14A. Matters submitted to stockholders of the Company at a special or annual meeting thereof or pursuant to a written consent will require the Company to provide its stockholders with the information outlined in Schedules 14A or 14C of Regulation 14; preliminary copies of this information must be submitted to the Commission at least 10 days prior to the date that definitive copies of this information are forwarded to stockholders.

The Company will also be required to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the Commission on a regular basis, and will be required to timely disclose certain events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a Current Report on Form 8-K.

The Company’s Management believes that it is in the Company’s best interest to become subject to the periodic reporting requirements as set forth above, in order to provide a mechanism for the disclosure and publication of material information about the Company and its financial condition to its shareholders and the financial community. In the event that the Company’s obligation to file periodic reports is suspended under the Securities Exchange Act, it is the intention of the Company to continue to voluntarily file period reports as if required to do so.

Management believes that these reporting obligations will increase the Company’s annual legal and accounting costs by and estimated $25,000 and $30,000, respectively, but it is expected that revenues will be sufficient to meet these costs.

Other than as set forth above, the Company is not aware of any other governmental regulations now in existence or that may arise in the future that would have an effect on the business of the Company.

(11)

Research and Development.

Research and development expenditures for the last two fiscal years, 2009 and 2008, totaled $623,048, and were comprised of certain equipment, parts and the cost of personnel in the development of products and services.

In some cases, a foreign customer will send an engine to our location in California and pay to have a conversion kit developed for this specific engine and/or application. In this case we require an up-front payment from the customer of at least 50% of the development cost.

(12)

Costs and effects of compliance with environmental laws.

At this time the Company’s business activities are not subject to any environmental laws or governmental regulation nor does it anticipate that its future business activities will subject the Company to any environmental compliance regulations.

(13)

Number of total employees and number of full-time employees.

At the present time the Company employs a total of eight persons, all of which are full time employees. These full time employees include, Werner Funk and Janice Quigley who are also officers and directors of the Company. We believe we have a good working relationship with our employees, who are not represented by a collective bargaining organization, and there exist no organized labor agreements or union agreements between the Company and any employees.

The Company is additionally outsourcing certain services that are not proprietary in nature. We intend to continue to use the services of independent consultants and contractors to perform various professional services. We believe that this use of third-party service providers will enhance our ability to contain general and administrative expenses.

Reports to Security Holders

The Company is not currently required to deliver an annual report to security holders but as part of its best practices philosophy has, on an annual basis, prepared and distributed an annual report with audited financial statements to its shareholders

Upon effectiveness of this Registration Statement, the Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Securities Exchange Act of 1934.

The public may read and copy any materials the Company files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. Eastern Time. Information may be obtained on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Moreover, the Company maintains a website at http://www.omnitekcorp.com that contains important information about the Company, including biographies of key management personnel, as well as information about the Company’s business. This information is publicly available (i.e., not password protected) and is updated regularly.

ITEM 1A.

RISK FACTORS

FORWARD-LOOKING STATEMENTS

This registration statement contains statements that constitute “forward-looking statements.” These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology like “believes,” “anticipates,” “expects,” “estimates,” “envision” or similar terms. These statements appear in a number of places in this registration statement and include statements regarding our intent, belief or current expectations and those of our directors or officers with respect to, among other things: (i) trends affecting our financial condition or results of operations, (ii) our business and growth strategies, and (iii) our financing plans. You are cautioned that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Factors that could adversely affect actual results and performance include, among others, the effect of inflation and other negative economic trends and developments on the business of our customers and other barriers, government regulation and competition. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

The global economic crisis could result in decreases in customer spending

The Company operates in competitive and evolving markets locally, nationally and globally. These markets are subject to rapid technological change and changes in demand. In seeking market acceptance, the Company will encounter competition from many sources, including other well-established and dominant larger providers such as Bosch, Siemens, Cummings, Volvo and Mercedes. Many of these competitors have substantially greater financial, marketing and other resources than does Omnitek. The Company’s revenue could be materially adversely affected if it is unable to compete successfully with these other providers. The current economic climate has resulted in a decrease in customer spending, and the Company is facing more competition as a result.

There is uncertainty relating to the ability of the company to enforce its rights under the content partner agreements

Many of the partner agreements are with foreign entities and are governed by the laws of foreign jurisdictions. If a partner breaches a partner agreement, then the Company will incur the additional costs of determining its rights and obligations under the agreement, under applicable foreign laws, and enforcing the agreement in a foreign jurisdiction. Many of the jurisdictions to which partner agreements are subject do not have sophisticated and/or impartial legal systems and the Company may face practical difficulties in enforcing any of its rights in such jurisdictions. The Company may not be able to enforce such rights or may determine that it would be too costly to enforce such rights. In addition, some of the partner agreements contain arbitration provisions that govern disputes under the agreements and there is uncertainty with respect to the enforceability of such arbitration provisions under the laws of related foreign jurisdictions. If a dispute were to arise under a partner agreement and the related arbitration provision was not effective, then the Company would be exposed to the additional costs of settling the dispute through traditional legal avenues rather than through an arbitration process.

The Company may be subject to other third-party intellectual property rights claims

Companies in our industry often own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As The Company faces increasing competition, the possibility of intellectual property rights claims against it grows. The Company’s technologies may not be able to withstand third-party claims or rights against their use. Intellectual property claims, whether having merit or otherwise, could be time consuming and expensive to litigate or settle and could divert management resources and attention. In addition, many of the Company’s agreements require the Company to indemnify them for third-party intellectual property infringement claims, which could increase the Company’s costs as a result of defending such claims and may require that the Company pay the damages if there were an adverse ruling in any such claims. If litigation is successfully brought by a third party against the Company in respect of intellectual property, the Company may be required to cease distributing or marketing certain products or obtain licenses from the holders of the intellectual property at material cost, redesign affected products in such a way as to avoid infringing intellectual property rights, any or all of which could materially adversely affect the Company’s business, financial condition and results of operations. If those intellectual property rights are held by a competitor, the Company may be unable to obtain the intellectual property at any price, which could also adversely affect the Company’s competitive position. An adverse determination could also prevent the Company from offering its products. Any of these results could harm The Company’s business, financial condition and results of operations.

The Company is subject to foreign business, political and economic disruption risks

The Company contracts with various entities from around the world. As a result, The Company is exposed to foreign business, political and economic risks, which could adversely affect the Company’s financial position and results of operations, including:

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difficulties in managing partner relationships from outside of a partner’s jurisdiction;

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political and economic instability;

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less developed infrastructures in newly industrializing countries;

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susceptibility to business interruption in foreign areas due to war, terrorist attacks, medical epidemics, changes in political regimes, and general interest rate and currency instability;

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exposure to possible litigation or claims in foreign jurisdictions; and,

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competition from foreign-based providers and the existence of protectionist laws and business practices that favor such providers.

Early stage of the Company and its products

The Company has generated limited revenue from operations, and may not generate any significant or sufficient revenue from its current operations to continue future operations. A very limited number of Company products are currently in the marketplace. However, to achieve profitable operations, the Company, alone or with others, must successfully initiate and maintain sales and distribution of its products. The time frame necessary to achieve market success for any individual product is uncertain. There can be no assurance that the Company's efforts will be successful, that any of the Company's products will prove to meet the anticipated levels of approval or effectiveness, or that the Company will be able to obtain and sustain customer as well as distribution approval.

The Company’s results can also be affected by the ability of competition to introduce new products that have advantageous technology or the competition's ability to adjust its pricing to reduce our competitive advantage. Results will also be affected by strategic decisions made by the management regarding product volume, mix, and timing of orders received during operations. See Item 1 “Description of Business.”

Uncertainty of future profitability

The Company will require the commitment of substantial resources to increase its advertising, marketing and distribution of its existing products. While the Company believes that the additional advertising, marketing and distribution will further enhance the Company's profitability, there can be no assurance the Company's products will meet the expectations and effectiveness required to be competitive in its market place, that the Company will enter into arrangements for commercialization, market its products successfully, or achieve customer acceptance.

Future capital requirements; uncertainty of future funding

Substantial expenditures will be required to enable the Company to conduct existing product research, manufacturing, marketing and distribution of its products and Intellectual Property. The Company may need to raise additional capital to facilitate growth and support its long-term manufacturing, and marketing programs. The Company has no established bank-financing arrangements and until the Company has sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that the Company will secure any bank financing in the near future. Therefore, it is likely that the Company may need to seek additional financing through subsequent future public or private sales of its securities, including equity securities. The Company may also seek funding for the manufacturing, and marketing of its products through strategic partnerships and other arrangements with corporate partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to the Company, if at all. Any such additional financing may result in significant dilution to existing stockholders. If adequate funds are not available, the Company may be required to curtail one or more of its programs. The Company's future cash requirements will be affected by the revenue generated from the sale of its products, the costs of production and marketing, as well as relationships with corporate partners, changes in the focus and direction of the Company's programs, competitive and technological advances, and other factors.

Dependence on others; manufacturing capabilities and limited distribution capabilities

An important element of the Company's strategy for the marketing and release of its products is to enter into various arrangements with distribution and retail partners. The success and commercialization of the Company's products will be dependent, in part, upon the Company's ability to enter into such arrangements and upon the ability of these third parties to perform their responsibilities. Although the Company believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company. There can be no assurance that any such arrangements will be available on terms acceptable to the Company, if any at all, and that such parties will perform their obligations as expected, or that any revenue will be derived from such arrangements. If the Company is not able to enter into such arrangements, it could encounter delays in introducing its products into the market. See “Business.”

The Company plans to assemble its product line in-house after receiving components from outside vendors. Other products or components for future products may be produced or manufactured by outside companies for the Company. Therefore, the Company may be dependent on contract manufacturers for the production and manufacturing of certain products or components for products. In the event that the company is unable to obtain or retain the necessary manufacturers for components or products on acceptable terms, it may not be able to continue to commercialize and market its products as planned. The manufacture of the Company's products will be subject to current good manufacturing practices (“GMP”) requirements prescribed by the Company in order to meet the specifications and other standards prescribed by Company to satisfy the anticipated and appropriate levels of operations and effectiveness when in use. There can be no assurance that the Company will be able to i) obtain adequate supplies of its products in a timely fashion at acceptable quality and prices, ii) enter into arrangements for the manufacture of its products with manufacturers whose facilities and procedures comply with the Company's GMP or other regulatory requirements, should any such regulatory requirements arise, iii) or that manufacturers will continue to comply with such standards, or iv) that such manufacturers will be able to adequately supply the Company with its product needs. The Company's dependence upon others for the manufacture of its proposed products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis.

In addition, the Company does not now have, nor does it have current plans to acquire or obtain, the facilities, or personnel necessary to conduct its own full-scale distribution of its products. Consequently, the Company will have to rely on existing commercial distribution channels for the sale of its products. There can be no assurance that the Company will be able to secure sufficient distribution of any of its products on acceptable terms.

Six customers accounted for 63% of revenue for the year ended December 31, 2009, and loss of any of these customers could adversely affect our results of operations, financial condition, and profitability

Six customers accounted for approximately 63% of the Company’s revenues for the year ended December 31, 2009. These customers are free to purchase conversion kits and new natural gas engines from our competitors who may have more established distribution channels and other competitive advantages, such as price. In addition, our customers’ need for our conversion kits and new natural gas engines depends on the worldwide and regional fuel prices, and the various governmental regulations. If any of the latter factors change significantly, our customers’ demand for our products might decline substantially.

The loss of any of these customers would be expected to have a materially adverse effect on our results of operations and financial condition. At the minimum, it would have a materially adverse effect on our operations during the short-term until we are able to generate replacement customers. For more information about dependence on a few major customers, please see Item 1. Description of Business - “Dependence on One or Few Major Customers.”

Dependence on a limited number of qualified suppliers of components and equipment could lead to delays, lost revenue or increased costs.

Our future operating results may depend substantially on our suppliers’ ability to supply us with components in sufficient volumes to meet our production requirements. Some components that we use are available from only a single or limited number of qualified suppliers. If there is a significant simultaneous upswing in demand for such a component from several high volume industries resulting in a supply reduction, if a component is otherwise in short supply, or if a supplier has a quality issue with a component, we may experience delays or increased costs in obtaining that component. If we are unable to obtain sufficient quantities used in the components, or other necessary components, we may experience production delays which could cause us loss of revenue. If a component becomes unavailable, we could suffer significant loss of revenue.

Each of the following could also significantly harm our operating results:

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an unwillingness of a supplier to supply such components to us;

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consolidation of key suppliers;

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failure of a key supplier’s business process;

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a key supplier’s or sub-supplier’s inability to access credit necessary to operate its business; or

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failure of a key supplier to remain in business.

Risk of technological obsolescence and competition

The Company operates in an ever evolving field. Developments are expected to continue at a rapid pace in the industry in general. Competition from other large companies, joint ventures, research and academic institutions and others is intense and expected to increase. Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than the Company, and many have substantially greater experience in conducting testing, manufacturing and marketing of products. These entities represent significant long-term competition for the Company. There can be no assurance that developments by others will not render the Company's technologies and future products obsolete or noncompetitive. In addition, the Company's competitors might succeed in developing or purchasing technologies and products that are more effective than those that are being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive. See “Business – Competition.”

Dependence upon key personnel

The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to retain qualified engineers, management and marketing personnel and in particular, to retain the services of Werner Funk, whose services the Company is totally reliant on for the development of products for the Company. In the event of the death, incapacity or departure of Mr. Funk from the Company, it is unlikely that we would be able to continue conducting our business plan. Even if we are able to find additional personnel to replace Mr. Funk it is uncertain whether we could find someone who could develop our business along the lines described in this Form 10. We will fail without Mr. Funk or an appropriate replacement. We intend to acquire “key–man” life insurance on the life of Mr. Funk naming the Company as the beneficiary when and if we obtain the resources to do so, and Mr. Funk remains insurable. We have not yet attempted to procure such insurance, and there is no guarantee that we will be able to obtain such insurance. Additionally, Janice Quigley provides financial management expertise to the Company. In the event of the death, incapacity or departure of Mrs. Quigley from the Company, the Company would suffer a material hardship until such time as an appropriate replacement can be hired.

The Company has Employment Agreements in place with Mr. Funk and Ms. Quigley that provides for continued service in their current capacities through November of 2012 and thereafter on a year to year basis. See “Narrative Disclosure to Summary Compensation Table” for details of Employment Agreements.

Changes of prices for products

While the prices of the Company's products are projected to be in line with those from market competitors, there can be no assurance that they will not decrease in the future. Competition may cause the Company to lower prices in the future. Moreover, it is difficult to raise prices even if internal costs increase.

Creditworthiness of distributors is an ongoing concern

The Company may not always be able to collect all of the funds owed to it by its distributors. Some distributors may experience financial difficulties which may adversely impact our collection of accounts receivable. We regularly review the collectability and creditworthiness of our distributors to determine an appropriate allowance for credit to such distributors. If our uncollectible accounts exceed that amount for which we have planned, this would adversely impact our operating results. The Company tries to minimize this concern by selling most of its products by way of prepaid purchase orders.

C Corporation tax status

The Company is presently a C Corporation under the Internal Revenue Code of 1986. All items of income and loss of the Company are taxed first at the corporate level and any dividends distributed to shareholders are taxed at the shareholder level as well.

Limited current sales and marketing capability

Though the Company has key personnel with experience in sales, marketing and distribution to market its products, the Company must either retain and hire the necessary personnel to distribute and market its products or enter into collaborative arrangements or distribution agreements with third parties who will market such products or develop their own marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that the Company will be able to retain or hire the personnel with sufficient experience and knowledge to distribute and market its products or be able to enter into collaborative or distribution arrangements or develop its own sales force, or that such sales and marketing efforts, including the efforts of the companies with which the Company has entered into collaborative agreements, will be successful.

Trading and limited market

At the present time, the Company’s common stock is traded on the Pinksheets under the symbol OMTK. There is currently a limited public market for the Common Stock and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. However, should such a market arise, the possibility or actual sale into the market of shares of the Company's Common Stock as permitted under Rule 144 of the Securities Act of 1933 may adversely affect prevailing market prices, if any, for the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In order to qualify for unrestricted resale of Common Stock under Rule 144, certain holding periods must be met and a legal opinion setting forth the exemption from registration must be provided. Further, there is no assurance that Rule 144 will be applicable to the Company and investors may not be able to rely on its provisions now or in the future. In addition, sales of significant amounts of Common Stock by the Company subsequent to this offering could have an adverse effect on the market price, if any, for the Company's securities.

No dividends

No cash dividends have been paid. Payment of dividends on the Common Stock is within the discretion of the Board of Directors, is subject to state law, and will depend upon the Company's earnings, if any, its capital requirements, financial condition and other relevant factors.

Possible volatility of stock price

The market price of the Company’s securities is likely to be highly volatile. Factors such as the market acceptance of the Company's products, success of distribution channels or its competitors, announcements of technological innovations or new commercial products by the Company or its competitors, developments in trademark, patent or other proprietary rights of the Company or its competitors, and fluctuations in the Company's operating results may have a significant effect on the market price of the Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of many companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price, if a market develops, of the Common Stock. See “Description of Capital Stock.”

Upon effectiveness of this registration statement, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended by SEC Release 33-8889 on February 1, 2008 we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of the year ending December 31, 2010. Furthermore, in the following year, our independent registered public accounting firm will be required to report separately on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting. We have not yet completed any assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Management believes that these reporting obligations will increase the Company’s annual legal and accounting costs by an estimated $25,000 and $30,000, respectively.

Penny stock regulations

If the Company's stock is below $5.00 per share, or the Company does not have $2,000,000 in net tangible assets, or is not listed on an exchange or on the NASDAQ National Market System, among other conditions, the Company's shares may be subject to a rule promulgated by the Securities and Exchange Commission (the “SEC”) that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Furthermore, if the price of the Company's stock is below $5.00, and does not meet the conditions set forth above, sales of the Company's stock in the secondary market will be subject to certain additional new rules promulgated by the SEC. These rules generally require, among other things, that brokers engaged in secondary trading of stock provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and disclosure of the sales person working for the broker-dealer. These rules and regulations may affect the ability of broker-dealers to sell the Company's securities, thereby limiting the liquidity of the Company's securities. They may also affect the ability of shareholders to resell their securities in the secondary market.

ITEM 2.

FINANCIAL INFORMATION

Selected Financial Data

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this Form 10 for Registration of Securities. Some of the statements under “Management’s Discussion and Analysis,” “Description of Business” and elsewhere herein may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the alternative fuels engines industry in general. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. The safe harbor provisions of the federal securities laws do not apply to any forward-looking statements contained in this registration statement.

All forward-looking statements address such matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read herein reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our written and oral forward-looking statements attributable to us or individuals acting on our behalf and such statements are expressly qualified in their entirety by this paragraph.

A.

Results of Operations

For the years ended December 31, 2009 and 2008

Our sales declined to $1,325,757 in 2009 from $3,359,953 in 2008. The decrease of 61% was the result of the general economic down turn world-wide. It was also the result of lower energy prices during 2009 which decreased the demand for alternative energy sources. For an engine owner to justify the cost of converting an engine to alternative fuels using our technology requires a disparity in the cost of oil vs. the cost of natural gas. During 2009 diesel prices fell while natural gas prices stayed constant. There was no incentive to convert engines using our technology. For the same reason, our international sales decreased by $2,159,644 from $3,040,190 to $880,846. Conversely, our U.S. sales increased by $125,448 from $319,763 to $445,211.

Our cost of sales fell to $933,788 in 2009 from $2,297,680 in 2008. Our Gross Margin was 30% in 2009 compared to 32% in 2008. Due to lower sales we were not able to take advantage of volume discounts for components. This increased our cost of sales by approximately $26,500 during 2009. We expect that our gross margin will be in the 40% range until our operations grow sufficiently to allow us to negotiate better pricing for our components. The decrease in our cost of sales was directly proportionate to the decrease in sales.

Our operating expenses for 2009 were $1,397,345 compared to $2,229,830 in 2008. Because of the decline in sales we implemented a severe cost-cutting program. We were successful in decreasing general and administrative expenses by $869,258 from 2008 to 2009. Major components of general and administrative expenses during 2009 were accounting expenses of $31,408, rent expense of $102,440, related party option expense of $244,435, and salaries and wages of $208,588. This compares to accounting expenses of $27,412, rent expense of $93,273, related party option expense of $ 456,176 , and salary and wages of $ 178,801 during 2008. The options granted to our officers and directors vested primarily in 2008 resulting in a higher expense than in 2009. We increased our research and development outlays to $329,881 from $293,167 in 2008. We made the decision to develop new products despite the difficult economic situation so that we could be ready when the economy improved. $821,026 of the decrease in general and administrative expense was the result of reduction of options and warrants expense.

Our net loss for the year ended December 31, 2009 was $1,357,695 compared to $1,220,701 in 2008. Our loss increased despite our cost cutting efforts because we determined to impair the tax benefit of our net operating loss carryovers by $403,324. This impairment was a one-time event. Also included in our net loss was the value of options and warrants granted to key individuals. We recorded an expense of $411,585 and $1,232,611 during 2009 and 2008, respectively. We also recorded a $232,395 impairment of our inventory during 2009 for items determined to be slow moving or obsolete.

Excluding these non cash expenses our net loss would have been $310,391 and a net income of $11,910 during 2009 and 2008, respectively. We expect that we will continue to grant options and warrants to obtain the services we require as a way to reduce cash expenditures.

For the three months ended March 31, 2010 and 2009

Our sales increased to $417,242 in 2010 from $211,357 in 2009. The increase of 97% was the result of the higher energy costs that increased the demand for alternative energy sources worldwide. During the first quarter of 2010 diesel prices rose from approximately $2.75 per gallon in California to approximately $3.75 per gallon, while natural gas prices stayed constant. This created an incentive to convert engines using our technology. Our international sales increased by $82,321 from $117,175 to $199,496, and our U.S. sales increased by $123,563 from $94,182 to $217,745.

Our cost of sales rose to $251,252 in 2010 from $130,031 in 2009. Our Gross Margin was 40% in 2010 compared to 38% in 2009. We expect that our gross margin will continue in the 40% range until our operations grow sufficiently to allow us to negotiate better pricing for our components.

Our operating expenses for 2010 were $684,193 compared to $308,109 in 2009. Because of the decline in sales in 2009, we implemented a severe cost-cutting program. However, in 2010 we incurred a one-time $379,067 expense for the value of options granted to consultants. Other major components of general and administrative expenses during 2010 were accounting expenses of $30,768, rent expense of $31,598, and salary and wages of $53,817. This compares to accounting expenses of $26,427, rent expense of $26,282, related party option expense of $59,100, and salaries and wages of $54,159 during 2009. In 2010 we incurred approximately $17,940 of legal and accounting expenses in connection with the filing of our registration statement. We decreased research and development outlays to $38,712 in 2010 from $63,718 in 2009.

Our net loss for the three months ended March 31, 2010 was $525,136 compared to $163,594 in 2009. Our loss increased despite our cost cutting efforts because of the costs incurred in filing our registration statement and the value of the extended options.

Excluding the non cash expenses for options and contributed interest our net loss would have been $140,526 and $92,317 during 2010 and 2009, respectively. We expect that we will continue to grant options and warrants to obtain the services we require as a way to reduce cash expenditures.

B.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cash Requirements

We believe that we have sufficient cash to meet our operating requirements for the proximate 12 months.

Liquidity and Capital Resources

Overview

For the Years Ended December 31, 2009 and 2008

We have historically incurred significant losses which have resulted in a total retained deficit of $4,826,705 at December 31, 2009. In particular we incurred a loss of $1,357,695 and $1,220,701 during the years ended December 31, 2009 and 2008, respectively.

At December 31, 2009 our current liabilities totaled $677,476 and our current assets totaled $1,375,311. This leaves a net of $697,835 to cover possible negative cash flows in 2010. We believe that through the collection of accounts receivable and the sale of inventory, in the normal course of business, we will meet our obligations on a timely basis. We believe that our liquidity is sufficient for at least the next twelve months.

We have no firm commitments or obligations for capital expenditures. However, substantial discretionary expenditures will be required to enable us to conduct existing and planned product research, design, development, manufacturing, marketing and distribution of our products and Intellectual Property. We may need to raise additional capital to facilitate growth and support our long-term product development, manufacturing, and marketing programs. The Company has no established bank-financing arrangements and until we have sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that we will secure any bank financing in the near future. Therefore, it is likely that we may need to seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development, manufacturing, and marketing of its products through strategic partnerships and other arrangements with corporate partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. If adequate funds are not available, we may be required to curtail one or more of our research and development programs.

Operating Activities

We have realized a negative cash flow from operations of $60,163 for the year ended December 31, 2009 compared to a positive cash flow of $46,728 during the year ended December 31, 2008. Included the net loss are non cash expenses which are not a drain on our capital resources. During 2009, these expenses include the value of options and warrants granted in the amount of $411,585, contributed interest of $21,261, impairment of inventory of $232,395, depreciation and amortization of $96,853 and the impairment of the deferred tax asset in the amount of $403,324. Excluding these non cash amounts, the net loss would have been $192,547 for the year ended December 31, 2009 and a net income for the year ended December 31, 2008.

Financing Activities

During 2009 we received $110,000 in proceeds from notes payable. We repaid $15,842 and $15,000 in notes payable during 2009 and 2008, respectively.

For the Three Months Ended March 31, 2010 and 2009

We have historically incurred significant losses which have resulted in a total retained deficit of $5,351,841 at March 31, 2010. At March 31, 2010 our current liabilities totaled $781,397 and our current assets totaled $1,369,187. This leaves a net of $587,790 to cover possible negative cash flows in 2010. We believe that through the collection of accounts receivable and the sale of inventory, in the normal course of business, we will meet our obligations on a timely basis. We believe that our liquidity is sufficient for at least the next twelve months.

We have no firm commitments or obligations for capital expenditures. However, substantial discretionary expenditures will be required to enable us to conduct existing and planned product research, design, development, manufacturing, marketing and distribution of our products and Intellectual Property. We may need to raise additional capital to facilitate growth and support our long-term product development, manufacturing, and marketing programs. The Company has no established bank-financing arrangements and until we have sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that we will secure any bank financing in the near future. Therefore, it is likely that we may need to seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development, manufacturing, and marketing of its products through strategic partnerships and other arrangements with corporate partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. If adequate funds are not available, we may be required to curtail one or more of our research and development programs.

Operating Activities

We have realized a negative cash flow from operations of $37,203 for the three months ended March 31, 2010 compared to a negative cash flow of $35,538 during the same quarter of 2009. Included the net loss are non cash expenses which are not a drain on our capital resources. During 2010, these expenses include the value of options and warrants granted in the amount of $379,067, contributed interest of $5,543, and depreciation and amortization of $23,731.

Financing Activities

We repaid $24,395 and $-0- in notes payable during 2010 and 2009, respectively.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies and Estimates

The Company's financial statements are prepared using the accrual method of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas where significant estimates are required include the following:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.

Inventory is stated at the lower of cost or market. The Company’s inventory consists of finished goods and raw material. The Company identifies items in its inventory that have not been sold in a timely manner. Accordingly, the Company has established an allowance for the cost of such obsolete inventory.

The Company assesses the recoverability of its long lived assets annually and whenever circumstances would indicate that there may be an impairment. The Company compares the estimated undiscounted future cash flows to the carrying value of the long lived assets to determine if an impairment has occurred. In the event that an impairment has occurred, the Company recognizes the impairment immediately.

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The Company uses historical experience to determine the likely-hood of realization of deferred tax liabilities and assets.

Revenue Recognition

The Company recognizes revenue from the sale of new engines for use with compressed natural gas and engine components to convert existing engines to compressed natural gas use. Revenue is recognized upon shipment of the products, and when collection is reasonably assured.

Accounting for Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

At December 31, 2008, the Company had a deferred tax asset of $403,324 which the Company anticipated applying against future taxable income based on anticipated future income. However, due to unexpected ongoing losses in 2009, management reevaluated the Company’s net operating loss carry forwards and determined that a valuation allowance for the same amount of the deferred tax asset is warranted.

At December 31, 2009, the Company had net operating loss carry forwards of approximately $500,000 through 2029. No tax benefit has been reported in the December 31, 2009 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

Recently Issued Accounting Pronouncements

During the year ended December 31, 2009 the Company adopted the following accounting pronouncements, which had no impact on the financial statements or results of operation:

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. (See FAS 167 effective date below.)

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. (See FAS 166 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. (See EITF 09-1 effective date below.)

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470): Accounting for Own-Share Lending.

Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 3.

PROPERTIES

The Company owns no real property and currently has a lease for its principal executive offices and related engineering and assembly facilities located in approximately 10,000 square feet of space at 1945 S. Rancho Santa Fe Road, San Marcos, California, 92078. We are currently on a year to year arrangement with our landlord.

ITEM 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the amount and nature of beneficial ownership, as of the close of business on July 30 , 2010, of any person known to the Company to be the beneficial owner of five percent (5%) of more of the Company’s voting stock.

(1)	(2)	(3)	(4)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Werner Funk Trust UDT 9/25/07 904 Camino Del Arroyo Dr. Lake San Marcos, CA 92078	9,671,132(1) (2)	62.20%

Common Stock	Garber Family Trust U/D/T 07/30/1992 78-166 Bovee Circle Palm Dessert, CA 92211	3,133,965(3)	20.16%

Common Stock	Peter W. Petersen 7020 Goldenrod Way Carlsbad, CA 92011	1,200,000(4)	7.72%

(1) This amount includes currently vested options to purchase 1,200,000 shares of Common Stock.

(2) Werner Funk, the Trustee of the Werner Funk Trust UDT 9/25/07 has sole voting and dispositive power of said shares.

(3) John Garber, the Trustee of the Garber Family Trust U/D/T 07/30/1992, has sole voting and dispositive power as to all of the shares.

(4) This amount includes currently vested options to purchase 600,000 shares of Common Stock.

Security Ownership of Management

The following table sets forth the amount and nature of beneficial ownership of any class of the Company’s voting securities of all of the Company’s current directors and executive officers, as of the close of business on July 30 , 2010.

(1)	(2)	(3)	(4)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Werner Funk Trust UDT 9/25/07 904 Camino Del Arroyo Dr. Lake San Marcos, CA 92078	9,671,132(1) (2)	62.20%

Common Stock	Janice M. Quigley 2023 Rancho Corte Vista, CA 92084	650,000(3)	4.18%

Common Stock	Directors and Executive Officers as a Group (2 persons)	10,321,132	66.38%

(1) This amount includes currently vested options to purchase 1,200,000 shares of Common Stock.

(2) Werner Funk, the Trustee of the Werner Funk Trust UDT 9/25/07 has sole voting and dispositive power of said shares.

(3) This amount includes currently vested options to purchase 360,000 shares of Common Stock.

Changes in Control

To the best of the Company’s knowledge there are no present arrangements or pledges of the Company's securities, which may result in a change in control.

ITEM 5.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers

The Company’s current directors and executive officers are as follows:

Name	Age	Positions and Offices	Directorship Term	Period of Service as a Director

Werner Funk	51	President, CEO, Secretary and Director	One Year	May 2001 to Present

Janice M. Quigley	62	Chief Financial Officer and Director	One Year	August 2003 to Present

All of the Company’s directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

 Significant Employees

There are no significant employees other than Mr. Funk and Ms. Quigley.

Family Relationships

There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

Business Experience

The business experience during the past five years of each of the persons presently listed above as an Officer or Director of the Company or a Significant Employee is as follows:

Werner Funk – Mr. Funk was born in Germany. He has been a Director and the CEO of Omnitek since its formation in May of 2001. Mr. Funk has over 26 years experience in international business, manufacturing, engineering, marketing and internet commerce. He is responsible for management, marketing and new product design. Mr. Funk was educated in Germany where he attended high school and vocational college for automotive technology and graduated with honors receiving a bachelor degree in automotive technology. While living in Germany, he worked for Mercedes-Benz and was the assistant crew chief of a Porsche factory sponsored racing team. Mr. Funk moved to the United States in 1978, where upon he started Nology Engineering Inc., a California Corporation, which designs, manufactures and markets automotive products for the performance aftermarket. Mr. Funk is currently the CEO of Nology and Performance Stores. Mr. Funk is also the inventor of 7 registered and pending patents.

Janice M. Quigley – Mrs. Quigley was appointed as a Director and Chief Financial Officer of the Company on August 26, 2003, and is responsible for the financial reporting and personnel management of the Company. Mrs. Quigley, a native of San Francisco, California, had worked in the electronics industry for 27 years prior to relocating to San Diego in 1992. Mrs. Quigley joined Advantage Lift Systems, Inc. (a manufacturer of heavy-duty vehicle hoists) in 1993 as its controller. She was promoted to Chief Financial Officer in 1997 when the company acquired Globe Lifts (a manufacturer of light-duty vehicle hoists). She remained in that position until October of 2000 when the company was sold. Mrs. Quigley is also the CFO for Nology Engineering, Inc.

Directorships

No Director of the Company or person nominated or chosen to become a Director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

Involvement in Certain Legal Proceedings

During the past five years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

(1)

was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

(2)

was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Promoters and Control Persons

None.

ITEM 6.

EXECUTIVE COMPENSATION

Compensation of Directors and Officers

The following table sets forth, for the last two completed fiscal years the dollar value of all cash and noncash compensation earned by any person who was an executive officer and each of our other three most highly compensated executive officers whose total compensation exceeded $100,000 during the last fiscal year (together, the “Named Executive Officers”).

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Stock Award(s) ($)	Option Awards $	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Werner Funk(1)	2009	$100,000	--	--	--	--	$100,000
Chairman, President, CEO and Secretary	2008	$100,000	--	--	--	--	$100,000

Janice M. Quigley(2)	2009	$60,000	--	--	--	--	$60,000
Director and CFO	2008	$60,000	--	--	--	--	$60,000

Peter Petersen (3)	2009	$102,542(4)	--	--	--	--	$102,542
VP of Engineering	2008	$85,853(5)	--	--	--	--	$85,853

(1) Includes $50,000 and $51,923 of accrued but unpaid salary in 2009 and 2008, respectively.

(2) Includes $37,500 and $31,250 of accrued but unpaid salary in 2009 and 2008, respectively.

(3) Mr. Petersen resigned from the Company effective January 15, 2010.

(4) Mr. Petersen’s base salary at the beginning of 2009 was $100,000, pursuant to a raise given by the Board of Directors on July 27, 2008. Mr. Petersen received an extra two weeks salary due to payroll calendaring for this year.

(5) Mr. Petersen’s base salary at the beginning of 2008 was $78,000. Effective July 27, 2008 the Board of Directors increased the base salary to $100,000. The resulting salary reflects the pro rated change in salary.

Narrative Disclosure to Summary Compensation Table

On November 1, 2007, the Company entered into an Employment Agreement with Mr. Funk that provides for continued service in his current capacity as President and CEO for a period of five years at an initial salary of $100,000 per year. Pursuant to the terms of the Employment Agreement, Mr. Funk agreed that 50% of his salary shall be deferred for a period of 12 months at which time it will be due and payable. As set forth above, Mr. Funk has continued to defer a portion of his salary. The Employment Agreement further provides that annual bonuses shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company. Additionally, Mr. Funk’s Employment Agreement contains a stock option which entitles Mr. Funk the option to purchase 2,000,000 post-split adjusted shares of the Common Stock of the Company, at prices ranging from $0.5250 to $1.00 per share.

Also on November 1, 2007, the Company entered into an Employment Agreement with, Ms. Quigley that provides for continued service in her current capacity as Chief Financial Office for a period of five years at an initial salary of $60,000 per year. Pursuant to the terms of the Employment Agreement Mrs. Quigley agreed that 50% of her salary shall be deferred for a period of 12 months at which time it will be due and payable. As set forth above, Mrs. Quigley has continued to defer a portion of her salary. The Employment Agreement further provides that annual bonuses shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company. Additionally, Mrs. Quigley’ Employment Agreement contains a stock option which entitles Mrs. Quigley the option to purchase 600,000 post split adjusted shares of the Common Stock of the Company, at prices ranging from $0.5250 to $1.00 per share.

On November 3, 2006, the Company entered into an Employment Agreement with Peter Petersen as Vice President of Engineering for a period of four years commencing January 1, 2007 and concluding December 31, 2011, at an initial salary of $78,000 per year. The Employment Agreement further provides that annual bonuses shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company. On July 27, 2008 the Board of Directors raised Mr. Petersen’s base salary to $100,000 per year. Additionally, Mr. Petersen’s Employment Agreement contains a stock option which entitles Mr. Peterson the option to purchase 1,200,000 post split adjusted shares of the Common Stock of the Company, at a price of $0.475 per share. On January 4, 2010 Mr. Petersen tendered his resignation effective January 15, 2010. As part of Mr. Petersen’s separation agreement with the Company, Mr. Petersen surrendered 600,000 shares of common stock owned by him and cancelled 600,000 options.

We have not granted any options, stock appreciation rights, SARs, or any other similar equity awards during the last completed fiscal year to our Named Executive Officers.

No Named Executive Officer exercised any options or SARs during the last completed fiscal year or owned any unexercised options or SARs at the end of the fiscal year.

There are no agreements or understandings for any executive officer to resign at the request of another person. None of our executive officers acts or will act on behalf of or at the direction of any other person.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009.

The following table provides information for the named executive officers on stock option holdings as of the end of 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised uneaerned options (#)	Option Exercise Price ($)	Option Expiration Date
Werner Funk	400,000	0	0	$0.5250	11/7/2014
Werner Funk	400,000	0	0	$0.6250	11/7/2014
Werner Funk	400,000	0	0	$0.7500	11/7/2014
Werner Funk	0	0	400,000	$0.8750	11/7/2014
Werner Funk	0	0	400,000	$1.00	11/7/2014

Janice M. Quigley	120,000	0	0	$0.5250	11/7/2014
Janice M. Quigley	120,000	0	0	$0.6250	11/7/2014
Janice M. Quigley	120,000	0	0	$0.7500	11/7/2014
Janice M. Quigley	0	0	120,000	$0.8750	11/7/2014
Janice M. Quigley	0	0	120,000	$1.00	11/7/2014

On September 1, 2006, the Board of Directors adopted the Omnitek Engineering Corp. 2006 Long-term Incentive Plan (the “2006 Plan”), under which 1,000,000 shares of Company’s Common Stock were reserved for issuance by the company to attract and retain employees and directors of the Company and to provide such persons with incentives and awards for superior performance and providing services to the Company. The 2006 Plan is administered by a committee comprised of the Board of Directors of the Company or appointed by the Board of Directors, which has broad flexibility in designing stock-based incentives. The Board of Directors determines the number of shares granted and the option exercise price, pursuant to the terms of the Plan. On November 30, 2007, the Board of Directors authorized the increase of shares available under the 2006 Plan to 10,000,000 post split adjusted shares.

Compensation of Directors

There was no compensation paid to any director who was not a Named Executive Officer during the year ended December 31, 2006.

Directors serve without compensation and there are no standard or other arrangements for their compensation. There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any Director that would result in payments to such person because of his or her resignation with the Company, or its subsidiaries, any change in control of the Company. There are no agreements or understandings for any Director to resign at the request of another person. None of our Directors or executive officers acts or will act on behalf of or at the direction of any other person.

ITEM 7.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Werner Funk, the President and CEO of Omnitek, is the principal shareholder and the President, CEO, Secretary and a Director of Nology Engineering, Inc., a non-public California corporation that designs, manufactures and markets automotive products for the performance aftermarket Mr. Funk is also a shareholder, the President, CEO, Secretary and a Director of Performance Stores, Inc., a Nevada corporation, which is an internet based e-commerce site selling automotive performance parts.

Jan Quigley, the CFO of Omnitek, is a shareholder and also serves as the CFO and a Director of Nology Engineering, Inc.

The Company has not been a party to any transactions between persons who were executive officers, directors, or principal stockholders of our corporation during the fiscal years ended December 31, 2008 and 2009, including the recent events of 2010.

Except as set forth above, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us.

Review, Approval or Ratification of Transactions with Related Persons

Not Applicable.

Promoters and Certain Control Persons

There have been no material transactions, series of similar transactions, currently proposed transactions, or series of similar transactions, to which the Company is to be a party, in which any promoter or founder, or any member of the immediate family of any of the foregoing persons, had a material interest.

Director Independence

The Board has determined that none of the Company’s Directors have met the independence requirements based upon the application of objective categorical standards adopted by the Board. In making a determination regarding a Director’s independence, the Board considers all relevant facts and circumstances, including the Director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Board may determine from time to time.

ITEM 8.

LEGAL PROCEEDINGS

The Company is not presently a party to any litigation, claim or assessment against it, and is unaware of any unasserted claim or assessment which will have a material effect on the financial position or future operations of the Company. No federal, state or local governmental agency is presently contemplating any proceeding against the Company. No director, executive officer or affiliate of the Company or owner of record or beneficially of more than five percent of the Company’s common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

ITEM 9.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock has been traded on the OTCQX U.S., under the symbol “OMTK.” On May 3, 2010, the OTCQX notified the Company that it had fallen below the financial listing standard and was moved to the Pink Sheets on May 28, 2010. The CUSIP number for the Issuer’s common stock is 68215W107. The following table sets forth, in U.S. dollars the high and low bid prices for each of the calendar quarters indicated, as reported by the OTCQX. The prices in the table may not represent actual transactions and do not include retail markups, markdowns or commissions.

	Company Common Stock Bid Prices
	High	Low

2010
Quarter ended March 31	$0.55	$0.29
Quarter ended June 30	0.50	0.15

2009
Quarter ended December 31	$1.01	$0.30
Quarter ended September 30	0.65	0.30
Quarter ended June 30	0.70	0.25
Quarter ended March 31	1.01	0.32

2008
Quarter ended December 31	$2.10	$0.60
Quarter ended September 30	3.00	0.50
Quarter ended June 30	0.95	0.25
Quarter ended March 31	0.98	0.25

There is currently a limited public market for the Common Stock and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. However, should such a market arise, the possibility or actual sale into the market of shares of the Company's Common Stock as permitted under Rule 144 of the Securities Act of 1933 (the “Act”) may adversely affect prevailing market prices, if any, for the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In order to qualify for unrestricted resale of Common Stock under Rule 144, certain holding periods must be met and a legal opinion setting forth the exemption from registration must be provided. Further, there is no assurance that Rule 144 will be applicable to the Company and investors may not be able to rely on its provisions now or in the future. In addition, sales of significant amounts of Common Stock by the Company subsequent to this offering could have an adverse effect on the market price, if any, for the Company's securities.

The market price of the Company’s common stock will likely fluctuate significantly in response to the following factors, some of which are beyond the Company’s control: variations in its quarterly operating results; changes in financial estimates of its revenues and operating results by securities analysts; changes in market valuations of similar companies; announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; additions or departures of key personnel; future sales of its common stock; stock market price and volume fluctuations attributable to inconsistent trading volume levels of its stock; commencement of or involvement in litigation.

Holders

There were approximately 52 holders of record and 188 beneficial owners of the Company's Common Stock as of July 30 , 2010.

Dividends

Common Stock - No dividends have ever been paid on the Common Stock and the Company does not currently anticipate paying any cash or other dividends on the Common Stock. Future dividend policy will be determined by the Board of Directors of the Company in light of prevailing financial need and earnings, if any, of the Company and other relevant factors.

Preferred Stock - Under our articles of incorporation, our Board of Directors is authorized, without stockholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences, and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of our company, and voting rights, if any. As of the date of this registration statement, no shares of preferred stock were issued and outstanding.

Payment of dividends on the Common Stock and Preferred Stock is within the discretion of the Board of Directors, is subject to state law, and will depend upon the Company's earnings, if any, its capital requirements, financial condition and other relevant factors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 with respect to our equity compensation plans previously approved by stockholders and equity compensation plans not previously approved by stockholders.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,820,000	$0.59	6,180,000
Equity compensation plans not approved by stockholders	0	0	0
Total	3,820,000	$0.59	6,180,000

ITEM 10.

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, the Company has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

Since January 1, 2007, the Company has completed the following sales of unregistered securities.

•

On March 16, 2007, the Company entered into a Convertible Promissory Note with the Garber Family Trust UTD July 30, 1998, through its trustee John Garber, for an aggregate amount in cash of $75,000, which note is convertible at a rate of $1.87 per share of Common Stock of the Company. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Garber, was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On April 2, 2007, the Company issued a Non-qualified stock option to Security Compliance Control, LLC to purchase 300,000 (post forward split adjusted) shares of common stock at post forward split adjusted exercise price of $0.125 per share, for consulting and advisory services rendered to the Company. Such option was issued pursuant to the Omnitek Engineering Corp. 2006 Long-Term Incentive Plan, as amended. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. On September 20, 2007, Security Compliance Control assigned the stock option to Lewis Kurtz. Both Security Compliance Control and Mr. Kurtz were intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and are accredited investors and possessed information on the Company necessary to make an informed investment decision.

•

On June 14, 2007, Omnitek issued an aggregate of 29,682 shares of its Common Stock to the John Reed 401K Plan, at $1.89 per share, in exchange for cash proceeds of $56,100 pursuant to the Company’s Private Placement. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. Mr. Reed received a copy of the Company’s Private Placement Memorandum and had an opportunity to ask questions of and receive answers from our executive officers and was provided with access to our documents and records in order to verify the information provided. Mr. Reed was a director of the Company and was therefore intimately acquainted with the Company’s business and possessed information on the Company necessary to make an informed investment decision. The certificate representing the shares contained a restricted legend.

•

On June 14, 2007, the Company issued an aggregate of 13,227 shares of our Common Stock to Mario S. Yeo, at $1.89 per share, in exchange for cash proceeds of $25,000 pursuant to the Company’s Private Placement. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. The purchaser received a copy of the Company’s Private Placement Memorandum, had an opportunity to ask questions of and receive answers from our executive officers, and was provided with access to such documents and records in order to verify the information provided in order to make an informed investment decision. The purchaser indicated that he was an accredited investor and met the standards for participation in the Private Placement. The certificate representing the shares contained a restricted legend.

•

On July 2, 2007, Omnitek issued an aggregate of 2,000 shares of our Common Stock to Morgan T. Jones III and Ronna S. Reed, as Joint Tenants with Rights of Survivorship, at $1.89 per share, in exchange for cash proceeds of $3,780 pursuant to the Company’s Private Placement. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. The purchaser received a copy of the Company’s Private Placement Memorandum, had an opportunity to ask questions of and receive answers from our executive officers, and was provided with access to such documents and records in order to verify the information provided in order to make an informed investment decision. The purchasers are the parents of John Reed, who was a director at the time of purchase. The purchaser indicated that they were an accredited investor and met the standards for participation in the Private Placement. The certificate representing the shares contained a restricted legend.

•

On September 5, 2007, the Company issued an aggregate of 5,000 shares of its Common Stock to the 1992 Sheline Family Trust U/D/T 11/23/92, at $1.89 per share, in exchange for cash proceeds of $9,450 pursuant to the Company’s Private Placement. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. The purchaser received a copy of the Company’s Private Placement Memorandum, had an opportunity to ask questions of and receive answers from our executive officers, and was provided with access to such documents and records in order to verify the information provided in order to make an informed investment decision. The purchaser that such purchaser was an accredited investor and met the standards for participation in the Private Placement. The certificate representing the shares contained a restricted legend.

•

On September 5, 2007, Omnitek issued an aggregate of 5,000 shares of its Common Stock to TD Ameritrade Custodian FBO Raymond K. Sheline M.D. SEP, at $1.89 per share, in exchange for cash proceeds of $9,450 pursuant to the Company’s Private Placement. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. The purchaser received a copy of the Company’s Private Placement Memorandum, had an opportunity to ask questions of and receive answers from our executive officers, and was provided with access to such documents and records in order to verify the information provided in order to make an informed investment decision. The purchaser that such purchaser was an accredited investor and met the standards for participation in the Private Placement. The certificate representing the shares contained a restricted legend.

•

On September 18, 2007, the Company issued a Non-qualified stock option to Lewis Kurtz to purchase 400,000 (post forward split adjusted) shares of common stock at post forward split adjusted exercise price of $0.125 per share, for consulting and advisory services rendered to the Company. Such option was issued pursuant to the Omnitek Engineering Corp. 2006 Long-Term Incentive Plan, as amended. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Kurtz was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On October 17, 2007, the Company issued 80,214 restricted shares of common stock to the Garber Family Trust in consideration of the capital contribution of $75,000 through the conversion of the unpaid principal due under that certain promissory Note dated March 16, 2007. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Garber, was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On November 8, 2007, the Company issued an Incentive Stock Option to Werner Funk, the President and CEO of the Company, to purchase 2,000,000 (post forward split adjusted) shares of common stock at an initial post forward split adjusted exercise price of $0.525 per share, for services rendered to the Company. Such option was issued pursuant to the terms of the Omnitek Engineering Corp. 2006 Long-Term Incentive Plan, as amended. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Funk is the founder, a Director and CEO and President of the Company and was therefore intimately acquainted with the Company’s business at the time of issuance, and by definition an accredited investor.

•

On November 8, 2007, the Company issued an Incentive Stock Option to Jan Quigley, the CFO of the Company, to purchase 600,000 (post forward split adjusted) shares of common stock at an initial post forward split adjusted exercise price of $0.525 per share, for services rendered to the Company. Such option was issued pursuant to the terms of the Omnitek Engineering Corp. 2006 Long-Term Incentive Plan, as amended. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mrs. Quigley is a Director and CFO of the Company and was therefore intimately acquainted with the Company’s business at the time of issuance, and by definition an accredited investor.

•

On May 31, 2008, the Company issued a Warrant to Frank Rose to purchase 100,000 shares of common stock at an exercise price of $1.00 per share, for services rendered to the Company. The warrant can be exercised for three years. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Rose, was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On August 15, 2008, the Company issued a Warrant to Merriman Curhan Ford & Co. to purchase 300,000 shares of common stock at an exercise price of $0.01 per share, which Warrant shall become effective at such time as the Company’s common stock is listed on the OTCQX. No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. As the Company’s Designated Advisor for Disclosure (DAD) for listing on the OTCQX, Merriman Curhan & Ford was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On September 8, 2008, the Company issued a Warrant to George G. Chachas to purchase 50,000 shares of common stock at an exercise price of $0.125 per share, for services rendered to the Company. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. As the Company’s legal counsel, Mr. Chachas was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On October 15, 2009, the Company entered into a Convertible Promissory Note with Brad Birdwell, for an aggregate amount in cash of $100,000, which note is convertible at a rate of $0.47 per share of restricted Common Stock of the Company. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

•

On October 15, 2009, in conjunction with the Company entering into the above referenced Convertible Promissory Note with Brad Birdwell, the Company issued a two year Warrant to Brad Birdwell to purchase 100,000 shares of common stock at an exercise price of $0.47 per share. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Birdwell was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On November 5, 2009, the Company issued a five year Warrant to D. Edward McGawley to purchase 400,000 shares of common stock at an exercise price of $0.375 per share. Pursuant to its terms of the Warrant shall vest and be exercisable as follows: (a) with regard to 100,000 shares (i.e. 25%), immediately, on October 11, 2009; (b) with regard to 100,000 shares (i.e. 25%), at such time as 100 Richburn to Leanburn or diesel-to-natural gas conversion kits (“Kits)” have been sold as a result of the Holder’s efforts on or before April 11, 2011; (c) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 200 Kits have been sold. In the event that 100 Rich to Lean Natural Gas Conversion Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to 100,000 shares shall expire and terminate; and (d) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 500 Kits have been sold as a result of the Holder’s efforts on or before October 11, 2012. In the event that 100 Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to these 100,000 shares shall expire and terminate. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Having worked closely with the Company for many years, Mr. McGawley, was intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

•

On November 5, 2009, the Company also issued a five year Warrant to Odie Lee Deck III, to purchase 400,000 shares of common stock at an exercise price of $0.375 per share. Pursuant to its terms of the Warrant shall vest and be exercisable as follows: (a) with regard to 100,000 shares (i.e. 25%), immediately, on October 11, 2009; (b) with regard to 100,000 shares (i.e. 25%), at such time as 100 Richburn to Leanburn or diesel-to-natural gas conversion kits (“Kits)” have been sold as a result of the Holder’s efforts on or before April 11, 2011; (c) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 200 Kits have been sold. In the event that 100 Rich to Lean Natural Gas Conversion Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to 100,000 shares shall expire and terminate; and (d) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 500 Kits have been sold as a result of the Holder’s efforts on or before October 11, 2012. In the event that 100 Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to these 100,000 shares shall expire and terminate. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Having worked closely with the Company for many years, Mr. Deck, was intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

•

On November 17, 2009, the Company issued 21,277 restricted shares of Common Stock to the Garber Family Trust UTD July 30, 1998, at a price of $0.47 per share upon the conversion of the principal sum of $10,000 due and owing under that certain promissory note dated April 3, 2009. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Garber, was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

•

On January 5, 2010, the Company issued 20,000 restricted shares of Common Stock (i.e. 10,000 shares each to George G. Chachas and J. Anthony Rolfe) at a price of $0.375 per share upon the conversion of the sum of $7,500 due and owing for legal services rendered to the Company by Chachas Law Group P.C. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. As the Company’s legal counsel, Messrs. Chachas and Rolfe were intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

ITEM 11.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The authorized capital stock of the Company is one hundred fifty million (150,000,000) in number and consists of (a) one hundred twenty five million (125,000,000) shares of Common Stock, no par value per share (the "Common Stock") and (b) twenty-five million (25,000,000) shares of preferred stock, no par value per share (the "Preferred Stock"). As of the date of this Registration Statement, the Company had 15,547,675 shares of Common Stock outstanding. No Preferred shares have been issued. The Company has reserved 10,000,000 shares of its Common Stock for issuance to certain key employees as performance incentives pursuant to the Company’s 2006 Long-Term Incentive Plan, of which options and warrants to purchase 5,270,000 shares have been issued.

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by holders of Common Stock. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested. Subject to the preferences applicable to Preferred Stock outstanding at any time, upon liquidation of the Company, the holders of Common Stock will share pro rata in the distribution of assets. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ITEM 12.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The Company’s Articles of Incorporation eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the Company’s Articles of Incorporation and Bylaws provide that the registrant has the authority to indemnify the Company’s directors and officers and may indemnify its employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, they have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Omnitek’s By-laws may further provide for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We may also enter into indemnification agreements with each of our directors and certain of our executive officers. These agreements may provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expense to each director and each such officer. We may also obtain directors and officers insurance against certain liabilities.

ITEM 13.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

OMNITEK ENGINEERING CORP.

FINANCIAL STATEMENTS

December 31, 2009 and 2008

C O N T E N T S

INTERIM FINANCIAL STATEMENTS

March 31, 2010

C O N T E N T S

HJ ASSOCIATES & CONSULTANTS, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

RSM McGladrey Network

50 West Broadway, Suite 600 • Salt Lake City, Utah 84101
Telephone (801) 328-4408 • Fax (801) 328-4461

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Omnitek Engineering Corporation

We have audited the accompanying balance sheets of Omnitek Engineering Corporation as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omnitek Engineering Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
April 6, 2010

American Institute of Certified Public Accountants
SEC Practice Section Private Companies Practice Section

OMNITEK ENGINEERING CORP.

Balance Sheets

ASSETS

	December 31,
	2009	2008
CURRENT ASSETS

Cash	$78,991	$46,471
Accounts receivable, net allowance of $10,000	10,813	25,559
Accounts receivable – related party	73,749	7,043
Inventory	1,083,399	1,439,092
Deposits	128,359	210,215
Deferred tax asset	-	403,324

Total Current Assets	1,375,311	2,131,704

FIXED ASSETS, NET	11,727	23,666

OTHER ASSETS

Prepaid expense	2,500	2,500
Intellectual property, net	158,503	242,842

Total Other Assets	161,003	245,342

TOTAL ASSETS	$1,548,041	$2,400,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable and accrued expenses	$11,832	$220,952
Accounts payable – related parties	16,105	-
Accrued expenses – related parties	371,050	298,984
Note payable – related party	84,158	-
Customer deposits	194,331	95,362

Total Current Liabilities	677,476	615,298

TOTAL LIABILITIES	677,476	615,298

STOCKHOLDERS’ EQUITY

Common stock, no par value, 125,000,000 shares authorized;
16,127,675 and 16,006,398 shares issued and
16,027,675 and 16,006,398 shares outstanding, respectively	2,330,476	2,320,476
Additional paid-in capital	3,366,794	2,933,948
Accumulated deficit	(4,826,705)	(3,469,010)

Total Stockholders’ Equity	870,565	1,785,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,548,041	$2,400,712

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Statements of Operations

	For the
	Years Ended
	December 31,
	2009	2008
REVENUE

Sales	$1,325,757	$3,359,953
Cost of sales	933,788	2,297,680

Gross profit	391,969	1,062,273

OPERATING EXPENSES

General and administrative	928,089	1,797,347
Bad debt expense	42,522	9,209
Research and development expense	329,881	293,167
Depreciation and amortization expense	96,853	130,107

Total Operating Expenses	1,397,345	2,229,830

Loss from Operations	(1,005,376)	(1,167,557)

OTHER INCOME (EXPENSE)

Other income	69,022	-
Interest expense	(26,812)	(160)
Interest income	9,595	6,846

Total Other Income (Expense)	51,805	6,686

LOSS BEFORE INCOME TAX EXPENSE	(953,571)	(1,160,871)

Income tax benefit (expense)	(404,124)	(59,830)

NET LOSS	$(1,357,695)	$(1,220,701)

BASIC AND DILUTED LOSS PER SHARE	$(0.08)	$(0.08)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	16,008,846	16,006,398

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Statements of Stockholders’ Equity

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit

Balance, December 31, 2007	16,006,398	$2,320,476	$1,701,337	$(2,248,309)

Value of options issued for services	-	-	511,611	-

Value of warrants issued for services	-	-	721,000	-

Net loss for year ended December 31, 2008	-	-	-	(1,220,701)

Balance, December 31, 2008	16,006,398	2,320,476	2,933,948	(3,469,010)

Common stock issued for conversion of note payable	21,277	10,000	-	-

Common stock issued as collateral for note payable	100,000	-	-	-

Value of options issued for services	-	-	266,331	-

Value of warrants issued for services	-	-	145,254	-

Contributed interest on related party liabilities	-	-	21,261	-

Net loss for year ended December 31, 2009	-	-	-	(1,357,695)

Balance, December 31, 2009	16,127,675	$2,330,476	$3,366,794	$(4,826,705)

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Statements of Cash Flows

	For the
	Years Ended
	December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,357,695)	$(1,220,701)
Adjustments to reconcile net loss to net cash
used by operating activities:
Amortization and depreciation expense	96,853	130,107
Impairment of investments	900	-
Options and warrants granted	411,585	1,232,611
Contributed interest	21,261	-
Impairment of inventory	232,395	98,303
Impairment of deferred tax asset	403,324	-

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	14,746	39,266
(Increase) decrease in related party receivable	(66,706)	-
(Increase) decrease in inventory	123,298	(370,488)
(Increase) decrease in deposits	81,856	(140,085)
(Increase) decrease in prepaid expenses	-	750
(Increase) decrease in deferred tax asset	-	59,030
Increase (decrease) in accounts payable
and customer deposits	(89,503)	140,309
Increase (decrease) in related party payable	87,326	57,294
Increase (decrease) in accrued expenses	(19,803)	20,332

Net Cash Provided by (Used in) Operating Activities	(60,163)	46,728

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of intangible assets	-	(5,978)
Purchase of fixed assets	(1,475)	(2,721)

Net Cash Used in Investing Activities	(1,475)	(8,699)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from note payable	110,000	-
Payments on note payable	(15,842)	-
Payments on note payable – related party	-	(15,000)

Net Cash Provided by (Used in) Financing Activities	94,158	(15,000)

NET INCREASE IN CASH	32,520	23,029

CASH AT BEGINNING OF YEAR	46,471	23,442

CASH AT END OF YEAR	$78,991	$46,471

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Statements of Cash Flows (Continued)

	For the
	Years Ended
	December 31,
	2009	2008

SUPPLEMENTAL CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$5,551	$160
Income taxes	$800	$800

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock issued for note payable	$10,000	$-

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND BUSINESS ACTIVITY

Omnitek Engineering Corp.

Omnitek Engineering, Corp. (Omnitek) was incorporated on October 9, 2001 as a California corporation. Omnitek develops and supplies new natural gas engine and advanced engine management systems for gaseous fuels and is the manufacturer of a proprietary technology used to convert old or new diesel engines to operate on natural gas, propane or hydrogen. Omnitek began operations on October 10, 2001, and was a spin-off from Nology Engineering, Inc.

Performance Stores, Inc.

On May 23, 2002, Omnitek, along with Werner Funk, Kevin Schulties, Tom Moore and Gigi Ho formed a Nevada Corporation under the name of PerformanceDepot.com (“Performance”). Performance is an internet based E-commerce site. Performance was 40% owned by Omnitek and 45.3% owned by Werner Funk, president of Omnitek. In December 2003, Performance changed its corporate name to Performance Stores, Inc. As of August 31, 2004 the ownership by Omnitek changed from 40% down to 23%. As part of the change in accounting from a consolidation to an equity method, the Company recognized a $246,122 increase to additional paid-in capital. The Company has no guaranteed obligations or responsibility to provide any financial support to Performance.

The non controlling interest value associated with Performance at December 31, 2009 was zero because the loss attributable to the minority interest shareholders exceeded the basis of the shareholders. The minority interest losses still continue to exceed its basis as of December 31, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.

Accounting Methods

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

b.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

c.

Accounts Receivable

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.

Basic Loss per Share

The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements. The common stock equivalents were not included in the computation of the loss per share computation because they are anti dilutive.

	December 31,
	2009	2008

Numerator - loss	$(1,357,695)	$(1,220,701)
Denominator - weighted average
Number of shares outstanding	16,008,846	16,006,398

Loss per share	$(0.08)	$(0.08)

e.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are calculated on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets ranging from three to five years.

f.

Newly Issued Accounting Pronouncements

During the year ended December 31, 2009 the Company adopted the following accounting pronouncements, which had no impact on the financial statements or results of operation:

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.

Newly Issued Accounting Pronouncements (continued)

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 810, Consolidation (SFAS No. 167, Amendments to FASB Interpretation No. 46(R)). In general, this guidance amends certain guidance for determining whether an entity is a variable interest entity (VIE), requires a qualitative rather than a quantitative analysis to determine the primary beneficiary for a VIE, requires continuous assessments of whether and enterprise is the primary beneficiary of a VIE and requires enhanced disclosures about an enterprise’s involvement with a VIE. SFAS No. 167 and the ASC are effective for fiscal years beginning after November 16, 2009, for interim periods within those fiscal years, and for interim and annual reporting periods thereafter.

In June 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 105, “Generally Accepted Accounting Principles” (SFAS No. 168, The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles). This guidance establishes the FASB ASC as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. SFAS 168 and the ASC are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The ASC supersedes all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the ASC has become non-authoritative. Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FSPs, or EITF Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the ASC. The adoption of this guidance did not have an impact on our financial statements but will alter the references to accounting literature within the financial statements.

In May 2009, the FASB issued guidance under Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events (SFAS 165, Subsequent Events). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. SFAS 165 and the ASC are effective for interim or fiscal periods ending after June 15, 2009, and are applied prospectively.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.

Provision for Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2009, the Company had no accrued interest or penalties related to uncertain tax positions. The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

The provision (benefit) for income taxes for the year ended December 31, 2009 and 2008 consists of the following:

	2009	2008
Federal:
Current	$403,324	$-
Deferred	-	45,689
State:
Current	800	800
Deferred	-	13,341
	$404,124	$59,830

Net deferred tax assets consist of the following components as of December 31, 2009 and 2008:

	2009	2008
Deferred tax assets:
Net operating loss carryover	$219,145	$125,420
Depreciation	(117,655)	74,860
Research and development carry forward	136,465	106,244
Related party accruals	108,980	-
Inventory reserve	182,480	-
Allowance for doubtful accounts	33,605	-
Accrued compensation	39,105	-
Deferred tax liabilities:
Depreciation	39,105	-
Valuation allowance	(602,125)	-
Net deferred tax asset	$-	$403,324

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.

Provision for Taxes (Continued)

The income tax provision differs from the amount of income tax determined by applying the estimated U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the year ended December 31, 2009 and 2008 due to the following:

	2009	2008
Book income	$(372,204)	$(453,052)
Meals and entertainment	453	92
State tax deduction	312	(312)
Related party expense	7,687	38,338
Stock for services	168,810	480,718
Depreciation	21,111	32,669
Research and development limitation	-	11,434
Allowance for doubtful accounts	3,740	2,648
Compensated absences	30,286	-
Inventory reserve	90,635	-
Net operating loss carryover	49,970	(111,735)
Deferred tax asset	403,324	59,030

Income Tax Expense	$404,124	$59,830

At December 31, 2008, the Company had a deferred tax asset of $403,324 which the Company anticipated applying against future taxable income based on anticipated future income. However, due to unexpected ongoing losses in 2009, management reevaluated the Company’s net operating loss carry forwards and determined that a valuation allowance for the same amount of the deferred tax asset is warranted.

At December 31, 2009, the Company had net operating loss carry forwards of approximately $500,000 through 2029. No tax benefit has been reported in the December 31, 2009 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

h.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

i.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. During the year ended December 31, 2009 and 2008, the Company expensed $30,263 and $31,149, respectively.

j.

Revenue Recognition

The Company recognizes revenue from the sale of new engines for use with compressed natural gas and engine components to convert existing engines to compressed natural gas use. Revenue is recognized upon shipment of the products, and when collection is reasonably assured.

k.

Concentration of Risks

Customers

For the year ended December 31, 2009, six customers accounted for approximately 63% of sales. Of those, 5 customers accounted for 19%, 13%, 12%, 11% and 8%, respectively.

For the year ended December 31, 2008, four customers accounted for approximately 57% of sales. Of those, 4 customers accounted for 21%, 14%, 11% and 11%, respectively.

Suppliers

During the years ended December 31, 2009 and 2008, one supplier accounted for 17% and 18% of products purchased, respectively.

l.

Technology Development and Website Designs

The costs of computer software developed or obtained for internal use, during the preliminary project phase, as defined under Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or obtained for Internal use”, are expensed as incurred. The costs of website development, during the planning stage, as defined under Emerging Issues Task Force No. 00-2 “Accounting for Web Site Development Costs”, are expensed as incurred. Computer software and website development costs incurred during the application and infrastructure development stage, including external direct costs of materials and services consumed in developing software, creating graphics and website content, payroll, and interest costs, are capitalized and amortized over the estimated useful life, beginning when the software is ready for use and after all substantial testing is completed and the website is operational.

m.

Long – Lived Assets

The Company assesses the recoverability of its long lived assets annually and when ever circumstances would indicate that there may be an impairment. The Company compares the estimated undiscounted future cash flows to the carrying value of the long lived assets to determine if an impairment has occurred. In the event that an impairment has occurred, the Company will recognize the impairment immediately.

n. Customer Deposits

The Company may require a customer deposit from domestic and international customers. As of December 31, 2009 and 2008 the Company had customer deposits of $194,331 and $95,362, respectively. The customer deposits are carried as a liability in the Company’s financial statements until the product is delivered and accepted by the customer.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

o.

Research and Development

The Company expenses the costs of researching and developing its products during the period incurred. During the years ended December 31, 2009 and 2008, the Company incurred research and development expenses of $329,881 and $293,167, respectively.

p.

Liquidity

Historically, the Company has incurred net losses and negative cash flows from operations. As of December 31, 2009, the Company had an accumulated deficit of $4,826,705 and total stockholders’ equity of $870,565. At December 31, 2009, the Company had current assets of $1,375,311, including cash and cash equivalents of $78,991, and current liabilities of $677,476, resulting in working capital of $697,835. For 2009, the Company reported a net loss of $1,357,695 and net cash used in operating activities of $60,163. Management believes that based on its operating plan, the projected sales for 2010, combined with funds available from its working capital will be sufficient to fund operations for the next twelve months. However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future. If the Company is unable to continue profitable operations and obtain positive operating cash flows, it may require additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations.

NOTE 3 - INVENTORY

Inventory is stated at the lower of cost or market. The Company’s inventory consists of finished goods and raw material and is located in San Marcos, California at December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008
Location:
San Marcos, CA
Raw materials	$1,034,923	$1,188,199
Finished goods	504,674	468,355
Peru (finished goods)	18,454	-
Australia (raw material)	-	6,341
Allowance for obsolete inventory	(456,198)	(223,803)

	$1,083,399	$1,439,092

The Company has established an allowance for obsolete inventory. Expense for obsolete inventory was $232,395 and $98,303, for the years ended December 31, 2009 and 2008, respectively.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008

Research and development equipment	$41,159	$39,684
Tooling equipment	22,453	22,453
Computer equipment	2,721	2,721
Less: accumulated depreciation	(54,606)	(41,192)

Total	$11,727	$23,666

Depreciation expense for the years ended December 31, 2009 and 2008 was $13,414 and $12,182, respectively.

NOTE 5 - INTELLECTUAL PROPERTY

The Company’s patents and trademarks at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008

Patents	$42,295	$43,195
Trademarks	1,920	1,920
Intellectual property and customer list	474,000	474,000
Less: accumulated amortization	(359,712)	(276,273)

Total	$158,503	$242,842

Amortization expense for the years ended December 31, 2009 and 2008 was $83,439 and $117,925, respectively.

NOTE 6 - PURCHASE COMMITMENTS

As of December 31, 2009 and 2008, the Company had outstanding purchase commitments for inventory totaling $263,587 and $252,942 respectively. Of these amounts, the Company had made prepayments of $128,359 as of December 31, 2009 and $210,215 as of December 31, 2008 and had commitments for future cash outlays for inventory totaling $135,228 and $42,727, respectively.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 7 - RELATED PARTY TRANSACTIONS

Note Receivable – Related Party

In 2005, the Company loaned $100,000 to Performance Depot Stores. Due to Performance Depot’s inability to repay the note, the Company has fully allowed for both the principal and interest due from Performance Depot. At December 31, 2009 and 2008, Performance Depot owed the Company $123,911 and $114,319, respectively, consisting of the following: $100,000 note and accrued interest of $23,911 and $14,319 at December 31, 2009 and 2008, respectively. The note receivable is considered a related party transaction based on common management. Accrued interest on the note in the amounts of $5,758 and $10,274 were paid during 2009 and 2008, respectively

Accounts Receivable – Related Parties

During the years ended December 31, 2007 through 2009, the Company acquired a minority interest in various distributors in exchange for use of the Company’s name and Logo. As of December 31, 2009, the Company owned a 15% interest in Omnitek Engineering Thailand Co. Ltd., a 20% interest in Omnitek Peru S.A.C., and a 5% interest in Omnitek Stationary, Inc. As of December 31, 2009 and 2008, the Company was owed $73,749 and $7,043, respectively, by related parties for the purchase of products.

Accounts Payable – Related Parties

The Company regularly incurs expenses that are paid for by related parties and purchases goods and services from related parties. As of December 31, 2009 and 2008, the Company owed related parties for such expenses, goods and services in the amounts of $16,105 and $0, respectively.

Accrued Expenses – Related Parties

During the year ended December 31, 2009 and 2008, related parties were due amounts for services performed for the Company. As of December 31, 2009 and 2008 the related parties’ payables consisted of the following:

	December 31,
	2009	2008

Amounts due to the president	$307,300	$252,734
Amounts due to other officers of the company	63,750	46,250

Total	$371,050	$298,984

The accrued expenses-related parties are non-interest bearing, unsecured and due upon demand. The Company recorded imputed interest of $21,261 as contributed capital for the related party loans.

NOTE 8 - NOTE PAYABLE

At December 31, 2009, the Company has a current note payable to Brad Birdwell, in the amount of $84,158, which bears interest at 12% per annum. The note calls for the Company to make monthly payments of $8,885 of principal and interest, with the final payment due October 15, 2010. The note is secured by 100,000 shares, of the Company’s common stock and certain inventory parts. As stipulated by the note the 100,000 shares have been issued in the Company’s name. Although issued, the shares are not considered outstanding. When the note is paid in full, the shares will be cancelled. If the Company defaults on the note, the rights of the collateral allow the collateral to be sold and the proceeds of the sales to be applied to the outstanding indebtedness, until the remaining amount due on the note is paid in full.

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 9 – STOCKHOLDERS’ EQUITY

During the years ended December 31, 2009 and 2008, the Company granted 900,000 and 450,000 warrants, respectively, to consultants to purchase common stock in the Company for services. The Company recognized expense of $145,254 and $721,000, respectively, related to the warrants issued during the year as well as $266,330 and $511,611, respectively, for options that vested during the year pursuant to ASC Topic 718 (FAS123R).

In April 2007, the Company’s shareholders approved its 2006 Long-Term Incentive Plan (“the Plan”). Under the plan, the Company may issue up to 10,000,000 shares of both Incentive Stock Options to employees only and Non-Qualified Stock Options to employees and consultants at its discretion. As of December 31, 2009 the Company has a total of 1,610,000 options issued under the plan. No options were issued under the plan during the years ended December 31, 2009 and 2008.

A summary of the status of the options and warrants granted at December 31, 2009 and 2008, and changes during the years then ended is presented below:

	For the Years Ended December 31,
	2009		2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	4,670,000	$0.57	4,920,000	$0.59
Granted	900,000	0.39	450,000	0.24
Exercised	-	-	-	-
Expired or cancelled	(400,000)	0.125	(700,000)	0.48
Outstanding at end of period	5,170,000	0.57	4,670,000	0.57
Exercisable	3,273,333	$0.50	2,553,334	$0.41

A summary of the status of the options and warrants outstanding at December 31, 2009 is presented below:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price

$0.01-0.50	2,450,000	3.2 years	$0.36	1,550,000	$0.33
0.51-0.75	1,580,000	4.8 years	0.63	1,580,000	0.63
0.76-1.00	1,140,000	4.6 years	0.94	143,333	0.96

	5,170,000	4.0 years	$0.57	3,273,333	$0.50

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 9 – STOCKHOLDERS’ EQUITY (continued)

The fair value of each option granted is estimated on the date granted using the Black-Scholes pricing model, with the following assumptions used for the grants: risk-free interest rate of between 2.03% and 3.35%, expected dividend yield of zero, expected lives of one to seven years and expected volatility of between 60% and 130.3%.

On November 16, 2009 the Company issued 100,000 shares of common stock in the Company’s name as partial collateral for the note payable to Brad Birdwell. These shares are being held by the Company’s attorney.

As of December 31, 2009 and 2008, the Company owed related parties for accrued expenses totaling $371,050 and $298,984. During the years ended December 31, 2009 and 2008, the Company recognized interest expense on these accrued expenses in the amounts of $21,261 and $0, respectively. These amounts have been recorded as contributed capital.

NOTE 10: GEOGRAPHIC AREAS

The Company sells its products throughout the United States and internationally. Geographic sales information for the fiscal years ended December 31, 2009 and 2008 is as follows:

	2009	2008
Products sold to
external customers in:
The United States	$445,211	$319,763
Thailand	304,924	2,654,363
India	278,409	235,197
Peru	159,091	-
Other countries	138,122	150,630

Total	$1,325,757	$3,359,953

 Long lived assets at December 31, 2009 are in the following geographic areas:

	United
	States	Other	Total

Property and equipment, net	$11,727	$-	$11,727
Intellectual property	158,503	-	158,503
	$170,230	$-	$170,230

Long lived assets at December 31, 2008 are in the following geographic areas:

	United
	States	Other	Total

Property and equipment, net	$23,666	$-	$23,666
Intellectual property	242,842	-	242,842
	$266,508	$-	$266,508

OMNITEK ENGINEERING CORP.

Notes to the Financial Statements

December 31, 2009 and 2008

NOTE 11 – SUBSEQUENT EVENTS

Pete Petersen, Vice President of Engineering, resigned from the Company effective January 15, 2010. Under mutual agreement, Mr. Petersen surrendered 600,000 shares of the Company’s common stock acquired by him in the merger of Pensare and the Company. At the time of the merger, Mr. Peterson was granted 1,200,000 shares of common stock.

Management has evaluated subsequent events and has determined there are no further subsequent events to report.

INTERIM FINANCIAL STATEMENTS

March 31, 2010

C O N T E N T S

OMNITEK ENGINEERING CORP.
Balance Sheets

ASSETS

	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)
CURRENT ASSETS
Cash	$16,643	$78,991
Accounts receivable, net of allowance of $10,000	33,345	10,813
Accounts receivable -related party	50,426	73,749
Inventory	1,142,675	1,083,399
Deposits	126,098	128,359

Total Current Assets	1,369,187	1,375,311

FIXED ASSETS, net	8,626	11,727

OTHER ASSETS
Prepaid expense	2,500	2,500
Intellectual property, net	138,623	158,503

Total Other Assets	141,123	161,003

TOTAL ASSETS	$1,518,936	$1,548,041

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$99,355	$11,832
Accounts payable-related parties	7,960	16,105
Accrued expenses-related parties	368,045	371,050
Customer deposits	246,273	194,331
Note payable	59,764	84,158

Total Current Liabilities	781,397	677,476

Total Liabilities	781,397	677,476

STOCKHOLDERS' EQUITY
Common stock, 125,000,000 shares authorized no par value
16,147,675 and 16,127,675 shares issued and 16,047,675
and 16,027,675 shares outstanding, respectively	2,337,976	2,330,476
Additional paid-in capital	3,751,404	3,366,794
Accumulated deficit	(5,351,841)	(4,826,705)

Total Stockholders' Equity	737,539	870,565

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,518,936	$1,548,041

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Statements of Operations
(unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2010	2009

REVENUES	$417,242	$211,357
COST OF GOODS SOLD	251,252	130,031
GROSS MARGIN	165,990	81,326

OPERATING EXPENSES

General and administrative	621,750	221,369
Research and development expense	38,712	62,718
Depreciation and amortization expense	23,731	24,022

Total Operating Expenses	684,193	308,109

LOSS FROM OPERATIONS	(518,203)	(226,783)

OTHER INCOME (EXPENSE)

Other income	-	69,022
Interest expense	(7,803)	(6,703)
Interest income	1,670	1,670

TOTAL OTHER INCOME (EXPENSE)	(6,133)	63,989

NET INCOME (LOSS) BEFORE INCOME TAXES	(524,336)	(162,794)
INCOME TAX EXPENSE (BENEFIT)	800	800

NET LOSS	$(525,136)	$(163,594)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.01)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING	16,146,564	16,006,398

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Statements of Stockholders' Equity

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2008	16,006,398	$2,320,476	$2,933,948	$(3,469,010)	$1,785,414

Common stock issued for conversion of note payable conversion of note payable	21,277	10,000	-	-	10,000

Common stock issued as collateral for note payable	100,000	-	-	-	-

Value of options issued for services	-	-	266,331	-	266,331

Value of warrants issued for services	-	-	145,254	-	145,254

Contributed interest on related party payables	-	-	21,261	-	21,261

Net loss for year ended December 31, 2009	-	-	-	(1,357,695)	(1,357,695)

Balance, December 31, 2009	16,127,675	2,330,476	3,366,794	(4,826,705)	870,565

Value of options and warrants issued for services (unaudited)	-	-	379,067	-	379,067

Contributed interest on related party payables (unaudited)	-	-	5,543	-	5,543

Common stock issued for conversion of note payable	20,000	7,500	-	-	7,500
(unaudited)
Net loss for the three months ended March 31, 2010 (unaudited)	-	-	-	(525,136)	(525,136)

Balance, March 31, 2010 (unaudited)	16,147,675	$2,337,976	$3,751,404	$(5,351,841)	$737,539

OMNITEK ENGINEERING CORP.
Statements of Cash Flows
(unaudited)
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2010	2009
OPERATING ACTIVITIES

Net income (loss)	$(525,136)	$(163,594)
Adjustments to reconcile net loss to
net cash used by operating activities:
Impairment of investments	-	900
Amortization and depreciation expense	23,731	24,022
Options and warrants granted	379,067	64,574
Contributed interest	5,543	6,703
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(22,531)	(8,498)
(Increase) decrease in accounts receivable-related parties	23,323	(19,222)
(Increase) decrease in inventory	(59,276)	(196)
(Increase) decrease in inventory deposits	2,261	(60,868)
Increase (decrease) in accounts payable and accrued expenses	94,178	95,150
Increase (decrease) in customer deposits	51,942	(38,695)
Increase (decrease) in accrued expenses-related parties	(10,305)	64,186

Net Cash Used in Operating Activities	(37,203)	(35,538)

INVESTING ACTIVITIES

Purchase of intellectual property	(750)	-
Purchase of property and equipment	-	(1,475)

Net Cash Used in Investing Activities	(750)	(1,475)

FINANCING ACTIVITIES

Repayment of note payable	(24,395)	-

Net Cash Used in Financing Activities	(24,395)	-

NET DECREASE IN CASH	(62,348)	(37,013)
CASH AT BEGINNING OF PERIOD	78,991	46,471

CASH AT END OF PERIOD	$16,643	$9,458

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$2,260	$-
Income Taxes	$800	$800
NON CASH FINANCING ACTIVITIES:
Common stock issued for debt	$7,500	$-

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.

Condensed Notes to Financial Statements

March 31, 2010

(unaudited)

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements. The results of operations for the periods ended March 31, 2010 and 2009 are not necessarily indicative of the operating results for the full years.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

OMNITEK ENGINEERING CORP.

Condensed Notes to Financial Statements

March 31, 2010

(unaudited)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory is stated at the lower of cost or market. The Company’s inventory consists of finished goods and raw material and is located in San Marcos, California at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31,	December 31,
	2010	2009
Location:
San Marcos, CA
Raw materials	$946,884	$1,034,923
Finished goods	633,535	486,220
Peru (finished goods)	18,454	18,454
Allowance for obsolete inventory	(456,198)	(456,198)

	$1,142,675	$1,083,399

The Company has established an allowance for obsolete inventory. Expense for obsolete inventory was $-0- and $232,395, for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2009, the Company had no accrued interest or penalties related to uncertain tax positions. The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

NOTE 4 - RELATED PARTY TRANSACTIONS

Accounts Receivable – Related Parties

During the years ended December 31, 2007 through 2009, the Company acquired a minority interest in various distributors in exchange for use of the Company’s name and Logo. As of March 31, 2010, the Company owned a 15% interest in Omnitek Engineering Thailand Co. Ltd., and a 20% interest in Omnitek Peru S.A.C. As of March 31, 2010, the Company was owed $50,425, by related parties for the purchase of products.

OMNITEK ENGINEERING CORP.

Condensed Notes to Financial Statements

March 31, 2010

(unaudited)

NOTE 4 - RELATED PARTY TRANSACTIONS (continued)

Accounts Payable – Related Parties

The Company regularly incurs expenses that are paid for by related parties and purchases goods and services from related parties. As of March 31, 2010, the Company owed related parties for such expenses, goods and services in the amounts of $7,960.

Accrued Expenses – Related Parties

As of March 31, 2010, related parties were owed $368,045 for services performed for the Company. The Company recorded $5,543 in imputed interest on the related party payable during the three months ended March 31, 2010. This amount was contributed to additional paid-in capital.

NOTE 5 - NOTE PAYABLE

As of March 31, 2010, the Company has a current note payable to Brad Birdwell, in the amount of $59,764, which bears interest at 12% per annum. The note calls for the Company to make monthly payments of $8,885 of principal and interest, with the final payment due October 15, 2010. The note is secured by 100,000 shares, of the Company’s common stock and certain inventory parts. As stipulated by the note the 100,000 shares have been issued in the Company’s name. Although issued, the shares are not considered outstanding. When the note is paid in full, the shares will be cancelled. If the Company defaults on the note, the rights of the collateral allow the collateral to be sold and the proceeds of the sales to be applied to the outstanding indebtedness, until the remaining amount due on the note is paid in full.

NOTE 6 - STOCK OPTIONS

During the three months ended March 31, 2010 and 2009, the Company recognized expense of $379,067 and $64,574, respectively, for options that vested during the periods pursuant to ASC Topic 718.

In April 2007, the Company’s shareholders approved its 2006 Long-Term Incentive Plan (“the Plan”). Under the plan, the Company may issue up to 10,000,000 shares of both Incentive Stock Options to employees only and Non-Qualified Stock Options to employees and consultants at its discretion. As of March 31, 2010 the Company has a total of 1,610,000 options issued under the plan. No options were issued under the plan during the periods ended March 31, 2010 and December 31, 2009.

OMNITEK ENGINEERING CORP.

Condensed Notes to Financial Statements

March 31, 2010

(unaudited)

NOTE 6 - STOCK OPTIONS (CONTINUED)

A summary of the status of the options and warrants granted at March 31, 2010 and December 31, 2009 and changes during the periods then ended is presented below:

	For the Years Ended December 31,
	2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	5,170,000	$0.57	4,670,000	$0.57
Granted	700,000	0.125	900,000	0.39
Expired or cancelled	(1,200,000)	0.44	(400,000)	0.125
Outstanding at end of period	4,670,000	0.54	5,170,000	0.57
Exercisable	3,203,333	0.45	3,273,333	0.50
Outstanding at beginning of period	5,170,000	$0.57	4,670,000	$0.57

A summary of the status of the options and warrants outstanding at March 31, 2010 is presented below:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Remaining Contractual Life	Number Exercisable	Weighted Average Exercise Price

$0.01-0.50	1,950,000	3.0 years	$ 0.23	1,350,000	$ 0.16
0.51-0.75	1,580,000	4.6 years	0.63	1,580,000	0.63
0.76-1.00	1,140,000	4.3 years	0.95	273,333	0.92

$0.01-1.00	4,670,000	3.9 years	$ 0.54	3,203,333	$ 0.45

On January 5, 2010, the Company granted 700,000 previously expired options to a consultant. The fair value of the options granted was estimated on the date granted using the Black-Scholes pricing model, with the following assumptions used for the valuation: risk-free interest rate of 0.97%, expected dividend yield of zero, expected lives of one and one half years and expected volatility of 196.7%.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report. There are no material subsequent events to report.

ITEM 14.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15.

FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements.

(i)

The Balance Sheet of Omnitek Engineering Corp. as of December 31, 2009 and 2008, the Statements of Operations for the years ended December 31, 2009 and 2008, the Statements Stockholders’ Equity (Deficit) from inception on September 25, 1996 to December 31, 2009, and of Cash Flows for the years ended December 31, 2009 and 2008, and together with the notes thereto and the report of HJ Associates & Consultants LLP thereon appear in Item 13 and are included in this Registration Statement.

(b)

Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
2.01	Pensare Inc. Merger Agreement and Plan of Reorganization(1)
3.01	Amended and Restated Articles of Incorporation(1)
3.02	Amended and Restated By-laws(1)
10.01	Exclusive Representation Agreement with Omnitek Stationary, Inc., dated December 2, 2009(1)
10.02	Exclusive Representation Agreement with Omnitek Peru SAC dated September 28, 2009(2)
10.03	Exclusive Representation Agreement with Omnitek Thailand Co., Ltd. dated November 1, 2007(2)
10.04	Employment Agreement of Werner Funk(2)
10.05	Employment Agreement of Janice Quigley(2)
21.01	Subsidiaries(1)
24.01	Power of Attorney(1)

(1)

Incorporated by reference to our Registration Statement on Form 10 filed on April 27, 2010.

(2)

Incorporated by reference to our Registration Statement on Form 10/A-2 filed on July 15, 2010.

All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Omnitek Engineering Corp.

Dated: August 9, 2010

/s/ Werner Funk

By: Werner Funk

Its: President and Secretary